OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Smithfield Foods, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SMITHFIELD FOODS, INC.

Notice of Annual Meeting of Shareholders

TO BE HELD AUGUST 26, 2009

As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at the Williamsburg Lodge, 310 South England Street, Williamsburg, Virginia, at 2:00 p.m. local time, on August 26, 2009, for the following purposes:

1. To elect as directors the four nominees named in the attached proxy statement to serve a three-year term on the Company’s Board of Directors;

2. To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of our common stock, par value $0.50 per share, from 200 million to 500 million;

3. To approve an amendment to the Smithfield Foods, Inc. 2008 Incentive Compensation Plan, which, among other things, increases the number of shares of common stock reserved for issuance by eight million;

4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending May 2, 2010;

5. To consider a shareholder proposal requesting the Company to set a timeline for transitioning to group pens, if presented; and

6. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only shareholders of record at the close of business on June 29, 2009 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

We hope you can attend the Annual Meeting in person. However, even if you plan to attend, please vote your proxy as soon as possible, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

Your attention is directed to the attached proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE SECRETARY

Smithfield, Virginia

July 27, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 26, 2009

The Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended May 3, 2009 are available at http://www.edocumentview.com/SFD.

SMITHFIELD FOODS, INC.

EXECUTIVE OFFICES

200 COMMERCE STREET

SMITHFIELD, VIRGINIA 23430

Corporate Internet Site: www.smithfieldfoods.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 26, 2009

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why did I receive these proxy materials?

We are providing this meeting notice, proxy statement and proxy card (the “Proxy Materials”) in connection with the solicitation by the Board of Directors of Smithfield Foods, Inc., a Virginia corporation (“Smithfield,” the “Company,” “we,” “us,” and “our”), of proxies to be voted at our 2009 Annual Meeting of Shareholders (the “Annual Meeting”). The proxies also may be voted at any continuations, adjournments or postponements of the meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Annual Meeting. We are first sending the Proxy Materials to shareholders on or about July 27, 2009.

2. When and where is the Annual Meeting, and who may attend?

The Annual Meeting will be held on August 26, 2009 at 2:00 p.m., local time, at the Williamsburg Lodge, 310 South England Street, Williamsburg, Virginia. The meeting room will open at 1:30 p.m. and registration will begin at that time. Shareholders who are entitled to vote may attend the meeting, as well as our invited guests. Each shareholder is permitted to bring one guest.

3. What do I need to attend the Annual Meeting?

Shareholders of Record. If you are a Shareholder of Record and plan to attend the meeting, please bring the admission ticket attached to your proxy card and photo identification. Shareholders of Record who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Beneficial Owners. If you are a Beneficial Owner, you will not receive an admission ticket with your voting instruction card. Therefore, if you plan to attend the meeting, you must present proof of your ownership of Smithfield shares as of June 29, 2009, such as a bank or brokerage account statement, and photo identification. If you wish to vote at the meeting, you must also bring a legal proxy.

The answer to Question 4 describes the terms “Shareholder of Record” and “Beneficial Owner.”

4. What is the difference between holding shares as a Shareholder of Record and as a Beneficial Owner?

If your shares are registered in your name on the books and records of our transfer agent, you are a “Shareholder of Record.” Smithfield sent the Proxy Materials directly to you.

If your shares are held for you in the name of your broker or bank, your shares are held in “Street Name” and you are considered the “Beneficial Owner.” The Proxy Materials have been forwarded to you by your broker, bank or other holder of record, who is considered, with respect to those shares, the Shareholder of Record. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares by using the voting instruction card included in the mailing. The answer to Question 14 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

5. What proposals are being presented for shareholder vote at the Annual Meeting?

There are four proposals from Smithfield to be considered and voted on at the meeting:

1. Proposal 1: To elect four directors named in this proxy statement to serve three-year terms (see page 6);

2. Proposal 2: To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of our common stock, par value $0.50 per share, from 200 million to 500 million (see page 52);

3. Proposal 3: To approve an amendment to the Smithfield Foods, Inc. 2008 Incentive Compensation Plan (the “2008 Plan”) to increase the number of shares of common stock reserved for issuance by eight million, to increase the maximum number of shares that may be allocated to awards granted to an individual participant during any single taxable year from 500,000 to one million, and to increase the maximum number of shares that can be issued under awards other than stock options and stock appreciation rights from one million to five million (see page 54); and

4. Proposal 4: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending May 2, 2010 (see page 64).

In addition, there is one proposal from a shareholder:

5. Proposal 5: To consider a shareholder proposal from People for the Ethical Treatment of Animals (“PETA”) requesting the Company to set a timeline for transitioning to group pens (see page 65).

6. How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “FOR” the election of directors named in this proxy statement, (2) “FOR” the approval of the amendment to the Company’s Articles of Incorporation, (3) “FOR” the approval of the amendment to the 2008 Plan, (4) “FOR” the ratification of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending May 2, 2010, and (5) “AGAINST” the shareholder proposal from PETA.

7. Are there any other matters to be acted upon at the Annual Meeting?

We do not know of any other matter to be presented or acted upon at the meeting. If any matters not set forth in the meeting notice included in the Proxy Materials are properly brought before the meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

8. Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of our common stock as of the close of business on the record date, June 29, 2009. Each share of common stock is entitled to one vote and there is no cumulative voting. As of June 29, 2009, we had 143,576,842 shares of common stock outstanding. Both Virginia law and our Bylaws require our Board to establish a record date in order to determine who is entitled to receive notice of the Annual Meeting, and to attend and vote at the Annual Meeting and any continuations, adjournments or postponements of the meeting.

9. How many votes must be present to hold the Annual Meeting?

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting, or 71,788,422 shares, must be present in person or by proxy to hold the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

10. How many votes are needed to approve the proposals?

Proposal 1: The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Each of the four nominees would be appointed to a three-year term.

Proposal 2: The number of votes cast in favor of the approval of the amendment to the Company’s Articles of Incorporation must constitute a majority of the total votes entitled to be cast. Votes that are withheld and Broker Shares that are not voted on this proposal will count as votes against this proposal.

Proposal 3: The number of votes cast in favor of the approval of the amendment to the 2008 Plan must be greater than the votes cast against approval. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal and, therefore, will have no effect on the outcome.

Proposal 4: The number of votes cast in favor of the ratification of the selection of Ernst & Young LLP as independent auditors must be greater than the votes cast against ratification. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal and, therefore, will have no effect on the outcome.

Proposal 5: The number of votes cast in favor of PETA’s shareholder proposal must be greater than the votes cast against PETA’s shareholder proposal. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal and, therefore, will have no effect on the outcome.

11. How do I vote?

By Mail: Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a Shareholder of Record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a Beneficial Owner, please also see Question 14 below.

By Internet or by Telephone: If you are a Shareholder of Record, instead of mailing your proxy card, you may vote your proxy by the Internet or by telephone. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on August 26, 2009. To vote by the Internet, go to www.envisionreports.com/SFD and follow the steps outlined on the secured website. To vote by telephone, call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico on a touch tone telephone. There is no charge to you for the call. Please follow the instructions provided by the recorded message. When voting by the Internet or telephone, please have your proxy card handy because you will need the validation details that are located on the proxy card in order to cast your vote. If you vote by Internet or by telephone, you do not need to mail your proxy card.

In person at the Annual Meeting: All shareholders may vote in person at the Annual Meeting. If you are a Beneficial Owner, you must obtain a legal proxy from your broker, bank or other Shareholder of Record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

12. What can I do if I change my mind after I vote my shares?

If you are a Shareholder of Record, you can revoke your proxy before it is exercised by (1) sending written notice to our Secretary, (2) timely delivering a valid, later-dated proxy, (3) voting again over the Internet or by telephone prior to 2:00 a.m., Eastern Time, on August 26, 2009 or (4) voting by ballot at the Annual Meeting.

If you are a Beneficial Owner, you may submit new voting instructions by contacting your bank, broker or other Shareholder of Record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to Question 11.

13. What if I do not specify a choice for a matter when returning a proxy?

Proxies that are signed and returned but do not contain voting instructions will be voted (1) “FOR” the election of each of the director nominees named in this proxy statement, (2) “FOR” the approval of the amendment of the Company’s Articles of Incorporation, (3) “FOR” the approval of the amendment to the 2008 Plan, (4) “FOR” the ratification of Ernst & Young LLP as our independent auditors, (5) “AGAINST” the shareholder proposal from PETA, and (6) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting. If you are a Beneficial Owner, see Question 14 below.

If necessary, and unless the shares represented by the proxy are voted in a manner contrary to the manner described in the preceding sentence, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates, without further notice, in order to solicit and obtain sufficient votes to approve or disapprove any matters being considered at the Annual Meeting.

14. Will my shares be voted if I do not provide my proxy or instruction form?

If you are a Shareholder of Record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you are a Beneficial Owner and hold shares through an account with a bank or broker, your shares may be voted if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The election of directors, the approval of the amendment to the Company’s Articles of Incorporation and the ratification of the selection of independent auditors are considered routine matters. The approval of the amendment to the 2008 Plan and PETA’s shareholder proposal to be voted on at the meeting are not considered routine. When a matter is not routine and the brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that matter. This is called a broker non-vote.

15. What does it mean if I receive more than one proxy card?

If you received multiple proxy cards, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Each proxy card you receive should be voted by Internet, telephone or mail.

16. Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone at no additional compensation. We will also ask Shareholders of Record who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request we will reimburse such Shareholders of Record for the customary costs of forwarding the proxy material. We have retained Georgeson & Company Inc. to assist in the solicitation of proxies and anticipate that this will cost us $8,000 plus expenses.

17. May shareholders ask questions at the Annual Meeting?

Yes. The Chairman will answer questions from shareholders during the designated question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders may be limited to two minutes each to present their question. When speaking, shareholders must direct questions to the Chairman and confine their questions to matters that relate directly to the business of the meeting. Shareholders will not be able to make statements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of thirteen directors, who are divided into three classes with staggered terms. The terms of Joseph W. Luter, III, Wendell H. Murphy, C. Larry Pope and Paul S. Trible, Jr. as directors of the Company will expire at the time of the Annual Meeting. Following the recommendation of the Nominating and Governance Committee, the Board recommends the re-election of Messrs. Luter, III, Murphy, Pope and Trible to the Board of Directors for three-year terms.

Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

Information, including their business experience for the past five years, about the nominees for election as directors and about our other directors whose terms of office do not expire this year appears below.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS

Name—Age—Principal Occupation—Other Information	Director Since
Joseph W. Luter, III (70) Chairman of the Board since 1975 and Consultant to the Company since September 2006; Chairman of the Board and Chief Executive Officer of the Company from 1975 to August 2006 (1)	1975

Wendell H. Murphy (70)

Private Investor; formerly Chairman of the Board and

Chief Executive Officer of Murphy Farms, Inc., Rose Hill,

North Carolina, a hog producer, prior to the Company’s purchase of such business in January 2000

2000(2)

C. Larry Pope (54) President and Chief Executive Officer since September 2006; President and Chief Operating Officer of the Company from October 2001 to September 2006; Vice President and Chief Financial Officer from 2000 to October 2001	2006

Hon. Paul S. Trible, Jr. (62) President of Christopher Newport University since 1996; U.S. Senator from 1983 to 1989; Member of U.S. House of Representatives from 1977 to 1983	2007

Recommendation

Our Board of Directors recommends that you vote “FOR” the election of these four directors to three-year terms.

(1)  Mr. Luter, III is the father of Joseph W. Luter, IV, one of our executive officers.

(2)  Mr. Murphy was also our director from 1991 through 1998.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Paul J. Fribourg (55) Chairman, President and Chief Executive Officer of Continental Grain Company since 1997; Director, Loews Corp. and The Estée Lauder Companies Inc.	2007

Ray A. Goldberg (82) Professor Emeritus, Harvard Business School and Professor Emeritus, Harvard Kennedy School of Government	1999

John T. Schwieters (69) Vice Chairman of Perseus L.L.C., a merchant bank and private equity fund management company; formerly Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP from 1989 to 2000; Director, Danaher Corporation and Choice Hotels International, Inc.	2001

Melvin O. Wright (80) Retired; formerly an Advisor to PrimeCorp Finance, a Paris merchant bank, and prior to 1992, a senior executive and Director of Dean Witter Reynolds (now Morgan Stanley)	2000

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Robert L. Burrus, Jr. (74) Chairman Emeritus and Senior Partner in the law firm of McGuireWoods LLP, Richmond, Virginia; Chairman and Partner of McGuireWoods LLP from 1990 to 2006	1996

Hon. Carol T. Crawford (66) International Trade Consultant; formerly Commissioner of the U.S. International Trade Commission from 1991 until 2000 and Assistant Attorney General of the United States from 1989 until 1990; Board of Trustees, Torray Fund	2000

David C. Nelson (50) Portfolio Manager, Altima One World Agriculture Fund, an affiliate of Altima Partners which is a European hedge fund manager, since 2008; formerly Analyst and Managing Director of Credit Suisse from 1997 to 2007; formerly Assistant Director of Research and Managing Director of NatWest Markets from 1990 to 1997	2008

Gaoning Ning (50) Chairman of COFCO Limited, a state-owned enterprise in China, since December 2004; prior to joining COFCO Limited in December 2004, Mr. Ning held various positions including director, general manager and Vice Chairman of China Resources (Holdings) Company Limited, and was Chairman of China Resources Enterprises, Limited from May 1999 to December 2004	2008

Frank S. Royal, M.D. (69) Physician; Director of SunTrust Banks, Inc. and Dominion Resources, Inc.	2002

DIRECTOR COMPENSATION

Name (a)	Fees earned or paid in cash (1)(2)($) (b)	Stock awards (1)(2)($) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Joseph W. Luter, III	67,000	22,857	—	—	(3)	1,032,842	(4)	1,122,699
Robert L. Burrus, Jr.	62,000	22,857	—	—	—	—		84,857
Hon. Carol T. Crawford	88,000	22,857	—	—	—	—		110,857
Paul J. Fribourg	62,000	22,857	—	—	—	—		84,857
Ray A. Goldberg	77,000	22,857	—	—	—	—		99,857
Wendell H. Murphy	62,000	22,857	—	—	—	—		84,857
David C. Nelson	43,379	22,857	—	—	—	—		66,236
Gaoning Ning	43,379	22,857	—	—	—	—		66,236
C. Larry Pope	—	—	—	—	—	—		—
Frank S. Royal, M.D.	103,000	22,857	—	—	—	—		125,857
John T. Schwieters	114,000	22,857	—	—	—	—		136,857
Hon. Paul S. Trible, Jr.	68,000	22,857	—	—	—	—		90,857
Melvin O. Wright	109,000	22,857	—	—	—	—		131,857

(1)  Pursuant to the 2008 Plan, each of the non-employee directors is entitled to defer all or a part of his or her director fees and receive, in lieu thereof, deferred stock units entitling the director to receive shares of our common stock at a future date or dates. For those directors electing to receive all or a portion of such fees as deferred units, the number of deferred stock units received is equal to the amount of fees deferred divided by the market price of the common stock. Deferred fees, if any, are included in the “Fees earned or paid in cash” column. Included in the “Stock awards” column is the aggregate grant date fair value of the 1,500 deferred stock units granted annually to each named director pursuant to the 2008 Plan, computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (Share-Based Payment) (“FAS 123R”). Each director is fully vested in the deferred stock units received pursuant to fee deferrals or the annual grant.

(2)  The aggregate number of deferred stock units held by each director as of May 3, 2009 was as follows: Mr. Luter, III—3,000; Mr. Burrus—18,803; Mrs. Crawford—20,169; Mr. Fribourg—8,385; Mr. Goldberg—10,431; Mr. Murphy—17,141; Mr. Nelson—1,500; Mr. Ning—1,500; Dr. Royal—6,500; Mr. Schwieters—12,834; Mr. Trible—3,000; and Mr. Wright—15,999.

(3)  Following his termination of employment as chief executive officer in August 2006, Mr. Luter, III began receiving his tax-qualified and non-tax qualified pension benefits resulting in a decrease of $408,964 and $7,600,845 in the present value of his accumulated benefits under the Smithfield Foods Pension Plan and the Supplemental Pension Plan, respectively, during the fiscal year.

(4)  Includes $1,000,000 in fees paid pursuant to a consulting agreement and $32,842 in perquisites. See “Related Party Transactions—Transactions—Joseph W. Luter, III” on page 44 for further discussion of the consulting agreement. The perquisites include $32,842 for a Company-leased automobile (calculated using 100% of the lease cost, repairs, maintenance and fees of the automobile).

Discussion of Director Compensation

The Nominating and Governance Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Nominating and Governance Committee and approved by the Board of Directors.

Non-employee directors are entitled to receive the following cash consideration for their services:

•	an annual retainer of $50,000,

•	an additional annual retainer of $10,000 for the chairperson of the Audit Committee,

•	an additional annual retainer of $5,000 for the chairperson of any other committee, and

•	$2,000 for each board or committee meeting attended.

In addition, each non-employee director receives an annual award of 1,500 deferred stock units pursuant to the current award program under the 2008 Plan. Non-employee directors are also entitled under the 2008 Plan to defer 25%, 50%, 75% or 100% of their directors fees and receive deferred stock units in lieu thereof. The number of deferred stock units received is equal to the amount of fees deferred divided by the closing price of our common stock as reported in the Wall Street Journal on the date prior to the date on which payment of the fees would otherwise have been made. Each deferred stock unit entitles the director to receive one share of common stock at a time following the director’s termination of service, as specified in advance by the director. In the event cash dividends are paid on our common stock, hypothetical cash dividends in the same amount will be credited to the director’s account and converted into stock units based on the market price of our common stock on the trading day before the dividend payment date.

CORPORATE GOVERNANCE

The primary mission of our Board of Directors is to represent and protect the interests of our shareholders. The Board of Directors has undertaken a number of corporate governance initiatives in recent years, many of which are discussed below.

Constitution of the Board of Directors

Our Board of Directors currently consists of thirteen directors. The Board of Directors has determined that eight of our current directors (Mrs. Crawford, Dr. Royal and Messrs. Goldberg, Nelson, Ning, Schwieters, Trible and Wright) qualify as independent directors in accordance with the listing standards of the New York Stock Exchange (the “NYSE”). In addition, the Board of Directors has determined that two out of the three members of the Audit Committee (John T. Schwieters and Melvin O. Wright) are “audit committee financial experts” as defined in regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

The bases for the Board’s determination regarding the independence of directors are explained below:

•

In evaluating the independence of Mr. Ning, the Board considered that Mr. Ning is the Chairman of COFCO Limited, one of our customers, and that we sold 7,000,000 shares of our common stock to an affiliate of COFCO Limited in a private transaction in June 2008. In determining that Mr. Ning is independent, the Board favorably considered that the amount of payments we have received annually from COFCO Limited represents less than 1% of the annual consolidated gross revenues of COFCO Limited and less than 2% of our annual consolidated gross revenues. The Board also favorably considered COFCO Limited’s beneficial ownership represents less than 5% of our common stock.

•

In evaluating the independence of Mr. Trible, the Board considered that the Smithfield-Luter Foundation, a charitable foundation affiliated and supported by us, has committed to make annual contributions supporting educational programs and scholarships at Christopher Newport University, a state-supported public university where Mr. Trible is currently employed as President. Frances Luter, the wife of one or our executive officers, Joseph W. Luter, IV, serves on the Board of Visitors of the university. In determining that Mr. Trible is independent, the Board favorably considered that the Foundation’s annual contributions represent less than 1% of the university’s annual gross operating revenues and that Mrs. Luter abstains from any actions taken by the university’s Board of Visitors with respect to compensation or other employment terms or arrangements involving Mr. Trible.

•	None of the other directors determined by the Board to be independent has any relationship with us other than as a director.

Advisory Director

In May 2007, the Board established the position of advisory director and appointed Michael J. Zimmerman to that position. Mr. Zimmerman is the Executive Vice President and Chief Financial Officer of Continental Grain Company. An advisory director may attend Board meetings at the invitation of the Board but is not entitled to vote. In addition, an advisory director does not have any rights, duties or liabilities of a director as stated in our Bylaws. The Board has determined to compensate Mr. Zimmerman in the same manner as a director.

Committees of the Board of Directors and Meetings

The Board of Directors has four standing committees which met during fiscal 2009: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Pension and Investment Committee. Each of these committees is composed entirely of directors who have been determined by the Board of Directors to be independent under current NYSE standards and operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. The committees and the Board of Directors periodically review and, as appropriate, revise the committees’ charters to reflect, among other things, changing regulatory developments and changes in the responsibilities of the committees. All committee charters are available for review on our website at http://investors.smithfieldfoods.com/documents.cfm. A copy of the committee charters may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. The Board of Directors has also established an Executive Committee which is authorized to exercise the powers of the Board of Directors between Board meetings but did not meet during the past fiscal year.

The table below provides an overview of the membership and responsibilities of all of the committees of the Board of Directors as well as the number of meetings held during fiscal 2009. In addition, the Board of Directors held seven meetings during fiscal 2009. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
AUDIT 10 meetings John T. Schwieters, Chairperson Frank S. Royal, M.D. Melvin O. Wright

Oversee the financial reporting process

—     Review financial statements and releases

—     Review significant management judgments affecting financial statements

—     Review quality of accounting principles employed

—     Review adequacy of internal and disclosure controls and procedures

Oversee independent auditors

—     Oversee performance and independence

—     Pre-approve non-audit services

—     Appoint independent auditors

Review scope, methodology and results of the audit of the independent auditors

Oversee the Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal controls

Oversee the internal audit department

Oversee compliance with laws and governmental regulations

—     Oversee administration of the Code of Business Conduct and Ethics

—     Review cases of misconduct

Review, approve and ratify related party transactions

Oversee risk assessment and risk management

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
NOMINATING AND GOVERNANCE 3 meetings Frank S. Royal, M.D., Chairperson John T. Schwieters Hon. Paul S. Trible, Jr. Melvin O. Wright

Guide selection of directors

—     Establish criteria for nominees

—     Review candidate qualifications

—     Recruit desired candidates

Recommend director nominees

Recommend committee membership

Review Governance Guidelines and recommend governance issues to be addressed

Review the Code of Business Conduct and Ethics

Evaluate director performance

Review committee structure and operations

Recommend ways to improve effectiveness of the Board of Directors

Recommend director compensation

COMPENSATION 5 meetings Ray A. Goldberg, Chairperson Hon. Carol T. Crawford David C. Nelson Frank S. Royal, M.D.

Develop the Company’s philosophy on executive compensation

Establish compensation for the CEO based on its review and approval of corporate and personal goals and objectives and its evaluation of the CEO’s performance in light of those goals and objectives

Review and approve compensation for other executive officers and key personnel

Recommend compensation and benefit plans

Administer cash and equity-based incentive plans

PENSION AND INVESTMENT 8 meetings Melvin O. Wright, Chairperson Hon. Carol T. Crawford John T. Schwieters	Oversee the operation and funding of qualified and non-qualified retirement plans Exercise overall responsibility for designing, approving, evaluating and investing the assets of the retirement plans

EXECUTIVE 0 meetings Joseph W. Luter, III, Chairperson Robert L. Burrus, Jr. Wendell H. Murphy C. Larry Pope	Exercise the powers of the Board of Directors between Board meetings to the extent permitted by law

Governance Guidelines

The Board of Directors has adopted a set of Governance Guidelines reflecting a commitment to maintaining high corporate governance standards. The Nominating and Governance Committee is responsible for reviewing periodically the Governance Guidelines and making recommendations on governance issues that should be addressed by the Board of Directors. The Governance Guidelines are available for review on our website at http://investors.smithfieldfoods.com/documents.cfm. A copy of the Governance Guidelines may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. Among other matters, the Governance Guidelines address the following:

•	A majority of the directors shall be independent within the meaning of the listing standards of the NYSE.

•	The Board of Directors is responsible for providing the best example of our core values of integrity and ethical behavior.

•

The directors meet regularly in executive session without the Chief Executive Officer (or any other directors who are current or former officers of the Company) present. These meetings are chaired by the Chairman of the Nominating and Governance Committee, who functions as the lead outside director.

•	Directors have access to our management at all times.

•

When a director no longer holds the principal position that he or she held when first elected to the Board of Directors, the Nominating and Governance Committee is to make a recommendation to the Board of Directors regarding the director’s continued service.

•	The Board of Directors conducts an annual review of its own performance.

•

The Chief Executive Officer reports annually to the Compensation Committee on succession planning and makes available on a continuing basis the Chief Executive Officer’s recommendation as to his successor should he be unexpectedly disabled.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code”) applicable to all of our employees, officers and directors. The purpose of the Code is to convey our policies and practices for conducting business in accordance with applicable law and the highest ethical standards. Any waiver of the Code for executive officers or directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, we have provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline. A compliance committee chaired by our Chief Legal Officer administers the Code and requires all directors and executive officers to complete an annual certification relating to ethics and compliance with the law, the Code and other Company policies. The chair of the compliance committee reports periodically to the Audit Committee on the administration of the Code and is required to report promptly any violation of the Code by an executive officer or director to the Chairman of the Audit Committee. The Code was adopted by the Board of Directors and is reviewed periodically by the Nominating and Governance Committee. The Code is available for review on our website at http://investors.smithfieldfoods.com/documents.cfm, and we will post any amendments to, or waivers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they have notified us that they do not wish to stand for re-election. The Nominating and Governance Committee will also consider director candidates recommended by our shareholders. Shareholders desiring to submit recommendations for director candidates must follow the following procedures:

•

The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Committee for nomination for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Secretary of the Company not less than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

•

This recommendation must be in writing and must include the following initial information: (i) the shareholder’s name and address, number of shares owned and proof of ownership; (ii) the name of the candidate; (iii) the candidate’s résumé or a listing of his or her qualifications to be a director of the Company; (iv) all other information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC if the candidate were nominated for election to the Board of Directors; and (v) the candidate’s written consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors. The Nominating and Governance Committee may subsequently request additional information regarding the candidate.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the principles for Board composition expressed in the Governance Guidelines, which include the following objectives:

•	The Board should be composed of qualified, dedicated and highly regarded individuals who have experience relevant to our operations and who understand the complexities of our business environment.

•	The Board should endeavor to maintain a “balanced” membership, with representation of relevant areas of experience, types of expertise and backgrounds.

The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet, but rather, in identifying and evaluating candidates for nomination, the Committee considers, in addition to the objectives set out in the Governance Guidelines, whether the candidate (i) demonstrates high ethical standards and accountability, (ii) has demonstrated substantial achievement and leadership in business, government, academic or other relevant fields, (iii) is dedicated to exercising independent and informed business judgment, (iv) is prepared and able to participate fully in Board activities, including service on committees, and (v) is not engaged in any activity adverse to, and does not serve on the board of another company whose interests are adverse to, or in conflict with, our interests. The Nominating and Governance Committee may also consider other factors such as whether the candidate is independent within the meaning of the listing standards of the NYSE and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by shareholders any differently than other candidates.

Interested Party Communications with the Board of Directors

Interested parties, including shareholders, may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Nominating and Governance Committee” or “All Non-Management Directors”). All correspondence should be sent c/o Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Executive Sessions of Non-Management Directors

The non-management members of the Board of Directors meet in executive session at least twice a year. These meetings are chaired by the Chairman of the Nominating and Governance Committee (currently Dr. Royal).

Attendance at Annual Meeting

It is our policy that directors should attend annual meetings of the shareholders. A regular meeting of the Board of Directors is scheduled in conjunction with the Annual Meeting. All directors attended the 2008 annual meeting of shareholders.

PRINCIPAL SHAREHOLDERS

The only persons known by us to beneficially own more than five percent of our common stock as of June 29, 2009, are as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED(1)		PERCENT
FMR LLC and certain affiliated parties(2) 82 Devonshire Street Boston, MA 02109	14,551,024	(2)	10.1%

Tradewinds Global Investors, LLC 2049 Century Park East 20th Floor Los Angeles, CA 90067	12,846,330	(3)	8.9%

Continental Grain Company and certain affiliated parties(4) 277 Park Avenue New York, NY 10172	12,684,715	(4)	8.8%

Stephen F. Mandel, Jr. and certain affiliated parties(5) Two Greenwich Plaza Greenwich, Connecticut 06830	11,116,850	(5)	7.7%

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. The information set forth in this table has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the schedules and forms referenced in the footnotes below.

(2)  On May 8, 2009, FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, filed a Schedule 13G/A with the SEC. In the Schedule 13G/A, FMR discloses that it has sole voting power over 120,558 shares and sole dispositive power over 14,551,024 shares. Mr. Johnson reports that he has sole dispositive power over 14,551,024 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 14,430,466 shares as a result of acting as investment advisor to various investment companies. Other subsidiaries of FMR and an entity which is partially owned by partnerships controlled predominately by members of the family of Mr. Johnson are beneficial owners of 120,558 shares.

(3)  On February 11, 2009, Tradewinds Global Investors, LLC (“Tradewinds”) filed a Schedule 13G/A with the SEC. In the Schedule 13G/A, Tradewinds discloses it has sole voting power over 7,282,888 shares and sole dispositive power over 12,846,330 shares.

(4)  On October 30, 2008, Continental Grain Company (“CGC”), Arlon Opportunities Investors LP (“Arlon”) and Paul J. Fribourg, a director of the Company, filed a Schedule 13D/A with the SEC. In the Schedule 13D/A, CGC discloses that it shares voting and dispositive power over 12,596,552 shares (which includes 73,300 shares directly owned by Arlon) and Arlon discloses that it shares voting and dispositive power over 73,300 shares. CGC may be deemed to share voting and investment power with respect to the shares owned directly by Arlon by virtue of being the managing member of the general partner of Arlon and directly and through one of its subsidiaries holds a majority interest in Arlon. In his Section 16 filings, Mr. Fribourg discloses he has sole voting and dispositive power over 78,556 shares. He may be deemed to share voting and dispositive power with respect to the 12,596,552 shares beneficially owned by CGC by virtue of being its Chairman, Chief Executive Officer and President. He may also be deemed to share voting and dispositive power with respect to the 73,300 shares beneficially owned by Arlon by virtue of being the Chairman, Chief Executive Officer and President of CGC, the managing member of the general partner of Arlon. Mr. Fribourg also has voting control over 9,607 shares held by the trustee of the 2008 Plan in Mr. Fribourg’s deferred stock account. In addition, Mr. Fribourg discloses he is one of the co-trustees and in one case, a beneficiary, of various trusts established for the benefit of his family that collectively control a majority interest in CGC. Mr. Fribourg disclaims beneficial ownership over the shares beneficially owned by CGC and Arlon except to the extent of his pecuniary interest.

(5)  On June 19, 2009, Lone Spruce, L.P. (“Lone Spruce”), Lone Balsam, L.P. (“Lone Balsam”), Lone Sequoia, L.P. (“Lone Sequoia”), Lone Cascade, L.P. (“Lone Cascade”), Lone Sierra, L.P. (“Lone Sierra”), Lone Pine Associates LLC (“Lone Pine”), Lone Pine Members LLC (“Lone Pine Members”), Lone Pine Capital LLC (“Lone Pine Capital”) and Stephen F. Mandel, Jr. filed a Schedule 13G with the SEC. In the Schedule 13G, (i) Lone Spruce discloses it has shared voting and dispositive power over 126,367 shares; (ii) Lone Balsam discloses it has shared voting and dispositive power over 277,307 shares; (iii) Lone Sequoia discloses it has shared voting and dispositive power over 231,675 shares; (iv) Lone Cascade discloses it has shared voting and dispositive power over 4,627,833 shares; (v) Lone Sierra discloses it has shared voting and dispositive power over 228,206 shares; (vi) Lone Pine discloses it has shared voting and dispositive power over 635,349 shares; (vii) Lone Pine Members discloses it has shared voting and dispositive power over 4,856,039 shares; (viii) Lone Pine Capital discloses it has shared voting and dispositive power over 5,625,462 shares; and (ix) Mr. Mandel discloses he has shared voting and dispositive power over 11,116,850 shares. Mr. Mandel is the managing member of (a) Lone Pine which is the general partner of Lone Spruce, Lone Balsam and Lone Sequoia; (b) Lone Pine Members which is the general partner of Lone Cascade and Lone Sierra; and (c) Lone Pine Capital.

COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following information with respect to beneficial ownership, as of June 29, 2009, of shares of common stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer or former executive officer named in the Summary Compensation Table appearing on page 30 of this proxy statement, and (iii) all current directors and executive officers as a group:

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (NUMBER OF SHARES)(1)
NAME	DIRECT	OTHER		TOTAL		PERCENT OF CLASS
Robert L. Burrus, Jr.	10,000	20,025	(2)	30,025	(2)	*
Hon. Carol T. Crawford	16,500	44,952	(3)	61,452	(3)	*
Carey J. Dubois	7,900	—		7,900		*
Paul J. Fribourg	78,556	12,606,159	(4)	12,684,715	(4)	8.8%
Jerry H. Godwin	—	30,000	(5)	30,000	(5)	*
Ray A. Goldberg	2,000	10,431	(6)	12,431	(6)	*
Joseph W. Luter, III	1,572,200	505,265	(7)	2,077,465	(7)	1.4%
Joseph W. Luter, IV	198,366	784,114	(8)	982,480	(8)	*
Robert W. Manly, IV	78,185	—		78,185		*
Wendell H. Murphy	500,918	763,488	(9)	1,264,406	(9)	*
David C. Nelson	—	2,722	(10)	2,722	(10)	*
Gaoning Ning	—	2,722	(11)	2,722	(11)	*
C. Larry Pope	301,153	320,847	(12)	622,000	(12)	*
Richard J.M. Poulson	25,000	124,956	(13)	149,956	(13)	*
George H. Richter	19,000	25,000	(14)	44,000	(14)	*
Frank S. Royal, M.D.	1,000	6,500	(15)	7,500	(15)	*
James C. Sbarro	—	—		—		*
Timothy O. Schellpeper	758	—		758		*
John T. Schwieters	26,500	12,834	(16)	39,334	(16)	*
Joseph B. Sebring	40,750	40,000	(17)	80,750	(17)	*
Hon. Paul S. Trible, Jr.	500	3,000	(18)	3,500	(18)	*
Melvin O. Wright	27,000	17,499	(19)	44,499	(19)	*
*All current directors and executive officers as a group (21 persons)	2,898,386	15,225,558	(20)	18,123,944	(20)	12.6%

* Less than 1% of class

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of our common stock listed under the “Direct” column are those which are owned and held by such person as outstanding shares and over which such person has sole voting power and sole dispositive power. Shares shown under the “Other” column include other forms of “beneficial ownership” pursuant to the SEC regulations, as described in the indicated footnotes.

(2)  Includes 20,025 shares held by the trustee of the 2008 Plan in Mr. Burrus’ deferred stock account over which Mr. Burrus has voting control.

(3)  Includes 13,400 shares owned in an IRA of Mrs. Crawford’s husband, 8,800 shares held by Mrs. Crawford’s husband and 1,000 shares held by Mrs. Crawford as custodian for her grandchildren. Mrs. Crawford disclaims beneficial ownership of these 23,200 shares. Also includes 21,752 shares held by the trustee of the 2008 Plan in Mrs. Crawford’s deferred stock account over which Mrs. Crawford has voting control.

(4)  Includes 12,523,252 shares beneficially owned by CGC over which Mr. Fribourg may be deemed to share voting and dispositive power by virtue of being its Chairman, Chief Executive Officer and President. Also includes 73,300 shares beneficially owned by Arlon over which Mr. Fribourg may be deemed to share voting and dispositive power by virtue of being the Chairman, Chief Executive Officer and President of CGC, the managing member of the general partner of Arlon. In addition, Mr. Fribourg is one of the co-trustees and in one case, a beneficiary, of various trusts established for the benefit of his family that collectively control a majority interest in CGC. Mr. Fribourg disclaims beneficial ownership over the shares beneficially owned by CGC except to the extent of his pecuniary interest. Also includes 9,607 shares held by the trustee of the 2008 Plan in Mr. Fribourg’s deferred stock account over which Mr. Fribourg has voting control.

(5)  Includes 30,000 shares that Mr. Godwin has the right to acquire pursuant to presently exercisable stock options.

(6)  Includes 10,431 shares held by the trustee of the 2008 Plan in Mr. Goldberg’s deferred stock account over which Mr. Goldberg has voting control.

(7)  Includes 950 shares held by Mr. Luter, III as custodian for his daughter under the Virginia Uniform Transfers to Minors Act. Also includes 500,000 shares owned by Mr. Luter, III’s minor daughter. In addition, includes 4,315 shares held by the trustee of the 2008 Plan in Mr. Luter, III’s deferred stock account over which Mr. Luter, III has voting control.

(8)  Includes 7,434 shares held by Mr. Luter, IV’s wife and 36,724 shares held by various trusts for which Mr. Luter, IV is sole trustee. Also includes 500,000 shares owned by a limited liability company in which Mr. Luter, IV and his two minor children each own a one-third interest. Also includes 145,000 shares that Mr. Luter, IV has the right to acquire pursuant to presently exercisable stock options. Also includes 94,956 shares owned by the Smithfield-Luter Foundation of which Mr. Luter, IV is a co-trustee.

(9)  Includes 4,000 shares held by Mr. Murphy’s wife and 741,125 shares pledged pursuant to variable prepaid forward contracts. Also includes 18,363 shares held by the trustee of the 2008 Plan in Mr. Murphy’s deferred stock account over which Mr. Murphy has voting control.

(10)  Includes 2,722 shares held by the trustee of the 2008 Plan in Mr. Nelson’s deferred stock account over which Mr. Nelson has voting control.

(11)  Includes 2,722 shares held by the trustee of the 2008 Plan in Mr. Ning’s deferred stock account over which Mr. Ning has voting control. Does not include the 7,000,000 shares owned as of June 29, 2009 by Starbase International Limited a British Virgin Islands company (“Starbase”) and a wholly-owned indirect subsidiary of COFCO Limited, a Chinese company, of which Mr. Ning is the chairman. Mr. Ning has disclaimed beneficial ownership of all shares owned by Starbase.

(12)  Includes 20,847 shares held by Mr. Pope’s grantor annuity trust over which Mr. Pope has sole voting control. Also includes 300,000 shares that Mr. Pope has the right to acquire pursuant to presently exercisable stock options.

(13)  Includes 30,000 shares that Mr. Poulson has the right to acquire pursuant to presently exercisable stock options. Also includes 94,956 shares owned by the Smithfield-Luter Foundation of which Mr. Poulson is a co-trustee.

(14)  Includes 25,000 shares that Mr. Richter has the right to acquire pursuant to presently exercisable stock options.

(15)  Includes 6,500 shares held by the trustee of the 2008 Plan in Dr. Royal’s deferred stock account over which Dr. Royal has voting control.

(16)  Includes 12,834 shares held by the trustee of the 2008 Plan in Mr. Schwieters’ deferred stock account over which Mr. Schwieters has voting control.

(17)  Includes 40,000 shares that Mr. Sebring has the right to acquire pursuant to presently exercisable stock options.

(18)  Also includes 3,000 shares held by the trustee of the 2008 Plan in Mr. Trible’s deferred stock account over which Mr. Trible has voting control.

(19)  Includes 1,500 shares held by Mr. Wright’s wife as custodian for his grandchildren with respect to which Mr. Wright disclaims beneficial ownership. Also includes 15,999 shares held by the trustee of the 2008 Plan in Mr. Wright’s deferred stock account over which Mr. Wright has voting control.

(20)  Includes 570,000 shares subject to presently exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to provide us copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock have been complied with during the fiscal year ended May 3, 2009.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of our Board oversees our executive compensation program on behalf of the Board. In the performance of this function, the Compensation Committee met five times during fiscal 2009 and, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009 and Smithfield’s Proxy Statement for its 2009 Annual Meeting of Shareholders, each of which has or will be filed with the Securities and Exchange Commission.

Compensation Committee

Ray A. Goldberg, Chairperson

Hon. Carol T. Crawford

David C. Nelson

Frank S. Royal, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation paid to our executive officers as well as the objectives and material factors underlying our compensation policies and decisions. The information in this CD&A provides context for the compensation disclosures in the tables and related discussions that follow in this proxy statement. The Compensation Committee of the Board, which oversees our executive compensation program, is referred to as the “Committee” in this CD&A. The terms “we” and “our” refer to Smithfield Foods, Inc. When we refer to the “named executives” we are referring to the first six individuals listed in the Summary Compensation Table on page 30 of this proxy statement.

Overview

In designing our executive compensation program, we place a heavy emphasis on performance and consequently a substantial majority of each named executive’s total potential compensation is “at risk” and tied to either the financial performance of Smithfield or its business units or the creation of shareholder value. During fiscal 2009, the business units comprising our Pork Group were very profitable; however, we incurred significant losses on a consolidated basis primarily due to record losses in our hog production operations. This had the effect of eliminating the cash incentive compensation for our corporate level executives whose bonus formulas were tied to consolidated results, which was consistent with our fundamental philosophy of paying for performance. While the managers of the Pork Group and the three business units comprising the Pork Group were otherwise entitled to the maximum cash incentive payments under their bonus formulas for fiscal 2009, the Committee exercised its discretion to reduce these bonuses by 50% in recognition of the Company’s consolidated financial results for fiscal 2009. The Committee similarly exercised its discretion to fully eliminate what otherwise would have been significant bonuses for two other executives.

As a result of the foregoing, total compensation in fiscal 2009 compared to fiscal 2008 declined 40% for our named executives as a group and 59% for the other executive officers as a group. In recognition of our consolidated results for fiscal 2009 and the difficult economic conditions in which we are operating, none of our executive officers received a salary increase for fiscal 2010.

Compensation Philosophy and Objectives

The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize short-term and long-term corporate performance and thereby create value for our shareholders. To achieve this goal we have designed our executive compensation program to achieve the following objectives:

•

Attracting and retaining top talent—The compensation of our executives must be competitive with the organizations with which we compete for talent so that we may attract and retain talented and experienced executives. Our executives have, on average, approximately 17 years of experience with Smithfield and its predecessors.

•

Paying for performance—A significant portion of our executives’ compensation should be subject to corporate, group and/or business unit performance measures and therefore be “at risk.” Performance-based compensation can vary widely from year to year depending on our performance, which is impacted by, among other things, the volatile nature of our agricultural commodity-based industry and governmental food and energy policy. In recent years, average performance-based compensation (excluding equity awards) ranged from 0% to 86% of our executives’ total cash compensation. Because only one of our operating segments was profitable in fiscal 2009, performance-based cash compensation for that year constituted only 36% on average of our executives’ total cash compensation.

•

Alignment with the interests of our shareholders—Equity-based awards can be an effective means of aligning an executive’s financial interests with those of our shareholders by providing value to the executive only if the market price of our stock increases.

Each element of our compensation program is designed to achieve one or more of these objectives. The structure of a particular executive’s compensation may vary depending on the scope and level of that executive’s responsibilities. For an executive with corporate level responsibilities, performance-based cash compensation is generally based on Smithfield’s consolidated results of operations. In contrast, for an executive responsible for an individual business unit, performance-based cash compensation historically has been based, at least in part, on the operating results or other performance measure of that unit. In addition, compensation for business unit executives has historically consisted of a relatively greater portion of cash incentives than is the case for corporate executives. These compensation practices for business unit executives were adopted in recognition that the efforts of these executives significantly impact the financial performance of the respective units they manage.

However, we also believe it is important that there be coordination of efforts among our individual business units in order to maximize the financial performance of the entire operating segment or the Company as a whole. Therefore, in fiscal 2009, performance-based cash compensation for many of our business unit executives was based not only on the performance of their respective units (such as that of Farmland Foods), but also on the overall performance of the group comprising such units (in this case, the Pork Group). In fiscal 2010, the performance-based cash compensation for such executives is being based solely on the overall performance of the group comprising their respective units. In addition, these unit managers now are receiving an increased proportion of their total compensation in the form of equity-based incentives, thus providing the managers with incentives tied to Smithfield’s overall operating and share performance.

Total compensation for our executive officers consists of the following components:

•	base salary,

•	annual incentive cash payments,

•	long-term equity incentive awards,

•	participation in retirement plans, and

•	limited personal benefits.

All of our executive officers are employed at-will, without employment agreements, severance payment agreements or payment arrangements that would be triggered by a “change in control” of Smithfield (other than through the acceleration of vesting of stock options and other forms of equity-based compensation).

Determining Executive Compensation

The Committee is responsible for developing and administering the compensation program for executive officers and other key employees. The Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the Committee. The Committee has the authority to retain consultants and other advisors to assist the Committee with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

The CEO makes recommendations to the Committee regarding the salaries, bonus arrangements, option grants and other forms of equity incentive awards, if any, for key employees, including all executive officers. For executive officers whose bonus awards are based partly on individual performance, the CEO’s evaluation of such performance is provided to and reviewed by the Committee. To assist the Committee in carrying out its responsibilities, the Committee from time to time retains an independent compensation consultant. In fiscal 2008, the Committee engaged the consulting firm of Watson Wyatt & Company (“Watson Wyatt”) to assist the Committee in evaluating and designing an expanded long-term equity incentive program for executives, as discussed further below. The Committee also annually reviews executive pay tallies for our executive officers detailing the amount of each element of total compensation and accumulated equity holdings. Based on the foregoing, the Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation.

Elements of our Compensation Program

Base Salary.    Base salaries are intended to provide a minimum level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our executive compensation program. The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Company. Base salaries are reviewed annually to determine if they are equitably aligned within the Company and are at sufficient levels to attract and retain top talent. Consistent with our greater emphasis on performance-based pay, base salaries for executives are normally changed only on an infrequent basis and may remain the same for several years or more. Consistent with this policy, the only executive officers who had a change in base salary for fiscal 2009 from fiscal 2008 were executives whose scope of responsibility and accountability within the Company changed. For fiscal 2010, none of our executive officers received an increase in base salary. In determining salaries for fiscal 2010, the Committee also considered the Company’s consolidated results for fiscal 2009 and the difficult economic conditions in which we are currently operating.

Annual Incentive Cash Payments.    We have provided performance-based annual cash incentive compensation opportunities to our executives under the shareholder-approved 1998 Stock Incentive Plan (the “1998 Plan”). Beginning with fiscal 2010, awards are being provided under the 2008 Incentive Compensation Plan (the “2008 Plan”) which was approved by shareholders at the 2008 annual meeting. Historically, these awards have used performance criteria that seek to ensure a direct link between the executives’ performance and the amount of incentive compensation earned. Awards have generally been based on pre-tax, pre-bonus profits, either company-wide or for a particular business unit depending on the executive’s scope of responsibility. Effective in fiscal 2009, we reorganized the management of the Pork Group by creating the new executive officer position of President and Chief Operating Officer of the group and changing the business unit assignments for a number of the unit managers. In connection with that reorganization, we reexamined the compensation structure for these executives and implemented certain changes. In fiscal 2009, the awards for business unit executives within the Pork Group were 50%-based on the pre-tax, pre-bonus profits of the individual business unit and 50%-based on the pre-tax, pre-bonus profits of the Pork Group as a whole. And in fiscal 2010, the awards for these business unit managers are being based 100% on the pre-tax, pre-bonus profits of the Pork Group. We believe these changes promote greater coordination of efforts among the different operating units which benefits the overall performance of the Pork Group.

At the beginning of each year, the Committee receives recommendations from management regarding the performance criteria and bonus formulas for the year. In evaluating these recommendations, the Committee considers the performance of the Company and the respective business units in recent years. In recognition of our significant growth in prior years, the bonus formulas for most executives in fiscal 2009, including our CEO, provided for no payment unless a minimum performance threshold is met—$100 million of pre-tax income for awards based on company-wide profits, $60 million of pre-tax income for awards based on group profits and $20 million of pre-tax income for awards based on business unit profits. For awards based in whole or in part on group profits, pre-tax income is reduced by an allocation of 50% of corporate-level expenses. The bonuses based on group and business unit profits are subject to overall caps. For fiscal 2010, the bonus formulas for most executives, including the managers of the Pork Group and the business units comprising the Pork Group, have a minimum performance threshold of $100 million. Because of the higher performance threshold being used for many of these executives in fiscal 2010, the Committee eliminated the corporate expense allocation and the overall bonus caps that were incorporated into their fiscal 2009 bonus awards. The Committee believes that eliminating the overall bonus caps will also better serve to motivate these executives to achieve maximum possible performance.

For most executives, including our CEO, performance awards have a multi-tiered structure so as to reward higher levels of profitability with higher bonus percentages. These bonus award features are designed so that there is a reasonable likelihood that an executive will receive some incentive compensation at the lower tier percentage but so that it will be difficult for an executive to earn incentive compensation at the highest tier. The Committee believes that the formulas established for these performance-based awards are reasonable and provide strong motivation to management to maximize Company performance.

None of the corporate-level executives received bonuses in fiscal 2009 and none received bonuses at the higher tier during the prior two years. The managers of the Pork Group and the business units comprising the Pork Group received bonuses at the highest tier in fiscal 2009 because of the favorable performance of the business units comprising the Pork Group; however, the Committee exercised its discretion to reduce the bonuses by 50% in recognition of the Company’s consolidated results for fiscal 2009. The Committee similarly exercised its discretion to eliminate entirely the bonuses that otherwise would have been paid to two executives.

The fiscal 2009 bonus formulas for each of the executives and the actual performance results achieved are described on page 34 of this proxy statement under the heading “Performance-Based Cash Bonuses.” After the end of fiscal 2009 and receipt of the independent auditors’ report on the annual financial statement audit, the Committee evaluated our performance against the performance criteria used in the bonus awards and determined the amount of each executive’s incentive payment.

In addition to the fiscal 2010 annual incentive bonuses discussed above, the Committee has approved a special performance-based cash incentive award for our CEO that is tied to the timely and successful completion of the Pork Group restructuring and the achievement of operating efficiencies from that initiative. The Committee believes that this special one-time award to the CEO who has primary responsibility for the restructuring will further motivate him to achieve the maximum benefits from this important initiative.

Additional Cash bonuses.    We have sometimes paid additional cash bonuses to executive officers in amounts the Committee has determined appropriate to reward elements of performance that were not reflected in the annual incentive awards. No such bonuses were awarded to executive officers for fiscal 2009; however, the Company did award a regular non-executive annual bonus to one person who was an executive officer for only the first two months of the year.

Equity Incentive Awards.    Historically, we have provided long-term incentive compensation in the form of stock options, which have been awarded from time to time under our incentive compensation plans. Stock options can serve as an effective motivational tool by aligning the executive’s economic interests with those of our shareholders. The ultimate value, if any, of stock options is dependent on increases in the market price of our common stock which encourages longer-term, more strategic decision-making. Because our options are granted with time-based vesting, our stock option program also promotes long-term tenure. Historically, including in fiscal 2009, the Committee has granted options with a 10-year term and with five-year cliff vesting. In fiscal 2010, the Committee decided to modify these terms for new stock option awards so as to bring them more into line with market practices and thus make the Company’s compensation packages more competitive. Stock options granted in fiscal 2010 have a seven-year term and vest ratably over three years.

During fiscal 2008, the Committee engaged Watson Wyatt to assist the Committee in evaluating the need to expand Smithfield’s long-term equity compensation program. As discussed above, the Committee believes that long-term equity incentives are not only appropriate for corporate level executives but they should also have a meaningful role in compensating business unit managers. This fosters greater cooperation among the operating units and encourages a more long-term strategic perspective among the unit managers. The Committee also believes that the level of long-term incentive compensation for executives at Smithfield is significantly less than that of comparable companies. This belief was confirmed by a study conducted for the Committee by Watson Wyatt in which the firm compared Smithfield’s compensation practices for its top executives with those of a peer group consisting of ConAgra Foods, Inc., Dean Foods Company, H.J. Heinz Company, Hormel Foods Corporation, Kellogg Company, Pilgrim’s Pride Corporation and Tyson Foods, Inc. The companies comprising the peer group were selected because they were deemed comparable to Smithfield based on revenues and line of business. As a result of its evaluation of this study, the Committee decided that long-term equity incentive awards should constitute a regular, if not annual, part of the total compensation package for Smithfield’s executives beginning in fiscal 2009. The Committee further decided that fiscal 2009 equity awards would consist of both stock options and performance share units. In order to keep the executives’ interests aligned as closely as possible to those of our shareholders, the Committee chose to base the performance vesting criteria of the performance share units on increases in the market price of our common stock. The stock option and performance share unit awards are described in greater detail beginning on page 36 of this proxy statement.

Our CEO recommends to the Committee the recipients and sizes of stock option and performance share units awards. In evaluating these recommendations, the Committee considers a number of factors:

•	whether the executive’s responsibilities involve company-wide strategic decision-making, and

•	the Committee’s subjective evaluation of the executive’s potential contribution to our future success.

In furtherance of the Committee’s policy to make equity awards a regular part of the executives’ compensation package, stock options and performance share units were awarded to almost all executives in fiscal 2009. Such awards constituted a larger percentage of total compensation for corporate level executives than for business unit management in recognition of the corporate level executives’ greater responsibility for overall results and indirectly the market price of our common stock. For fiscal 2010, the Committee reduced the amount of equity incentive awards for the managers of the Pork Group and the business units comprising the Pork Group because of the Committee’s prior decision to reduce by 50%, rather than eliminate entirely, their fiscal 2009 annual cash incentive bonuses.

Retirement Plans.    Our executive officers participate in the same retirement plans on the same terms as provided to most of our salaried employees. These plans consist of several Company-funded pension plans and an employee-funded 401(k) savings plan (with employer match), all of which are tax-qualified, and a non-tax qualified supplemental pension plan. Under a tax-qualified plan, we are eligible for a tax deduction for our contributions for the year to which the contributions relate, while the benefits are taxable to the participant for the year in which they are ultimately received. Under a plan that is not tax-qualified, we are not eligible for a tax deduction until the year in which the benefits are paid to the participant.

Our retirement plans are intended to provide an appropriate level of replacement income upon retirement. All salaried employees participating in one of the qualified pension plans and earning more than $245,000 are eligible to participate in the supplemental pension plan. The supplemental pension plan allows us to provide pension benefits comparable to those that would be available under the Smithfield Foods Salaried Pension Plan (one of the tax-qualified plans) if the federal income tax laws did not include limits on covered compensation and benefits. Therefore, the supplemental pension plan allows all participating salaried employees to receive a pension benefit that is approximately the same percentage of their earnings. The supplemental benefit plan uses the same benefit formulas as the Smithfield Foods Salaried Pension Plan and uses the same types of compensation to determine benefit amounts. For more information about our pension plans, please refer to the Pension Benefits table and related discussion, which begins on page 40 of this proxy statement.

Participation in the 401(k) savings plan is voluntary. Therefore the amount of compensation deferred and the amount of our match varies among employees, including the executives. However, the same formulas are used to determine benefits for all participants in this plan. Furthermore, the plan does not involve any above-market returns, as returns depend on actual investment results.

Perquisites.    We provide a limited number of perquisites, without tax gross-ups, to our executive officers. The Summary Compensation Table beginning on page 30 of this proxy statement contains an itemized disclosure of all perquisites to executives, regardless of amount. We believe that these perquisites are reasonable and consistent with those paid to other executives in our industry. Providing these perquisites thus helps to keep our base compensation packages competitive. With regard to the personal use of corporate aircraft, the Committee has established an annual usage limitation of $75,000 for our CEO. Personal use of corporate aircraft by other employees, including other executive officers, is limited and must be approved by our CEO.

We also provide certain benefits to substantially all salaried employees that are not included as perquisites in the Summary Compensation Table for the executives because they are broadly available. These include health and welfare benefits, disability and life insurance, education and tuition reimbursement and an employee assistance program.

Other Compensation Policies and Practices

Timing of Awards.    It is the Committee’s policy to grant stock options within a prescribed “window period” following our release of year-end financial results. This window period generally runs from the third until the 12th business day following the release. Exceptions to this policy may be made in connection with a new hire or a change in an existing officer’s title or duties or when the regular window period is closed.

Prohibition on Repricing.    Our 2008 Plan expressly prohibits any action that would (i) lower the exercise price of a stock option, whether by amendment, cancellation or otherwise, after the award is made or (ii) otherwise be treated as a repricing under generally accepted accounting principles without the prior approval of our shareholders. For purposes of NYSE listing standards, our 1998 Plan is deemed to prohibit such repricing practices as well. We are not allowed under the NYSE listing standards to make any change to the plans to permit these practices without shareholder approval.

Deductibility of Compensation.    For fiscal 2009, Section 162(m) of the tax code placed a limit of $1 million on the amount of compensation that we may deduct in one year with respect to our CEO and each of the next four most highly compensated executives. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. The 1998 Plan and the 2008 Plan and the awards made under them have been structured with the intention that the cash incentive payments and equity awards be qualified performance-based compensation not subject to Section 162(m). We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, such as our additional cash bonus program, we may authorize executive compensation arrangements that are not fully tax deductible but which promote other important objectives; however, no non-deductible cash bonuses were awarded in fiscal 2009.

FISCAL 2009 EXECUTIVE COMPENSATION

The following table includes information concerning compensation paid to or earned by our executive officers for the fiscal years ended May 3, 2009, April 27, 2008 and April 29, 2007. The first six persons listed in the table are the “Named Executive Officers” for whom such information is required to be disclosed under SEC regulations. Our executives’ total compensation is significantly impacted by the amount of performance-based incentive compensation that they earn. Because of the lack of incentive bonuses for our corporate-level executives in fiscal 2009 and our Compensation Committee’s decision to reduce or eliminate incentive bonuses for the other executives, some of the executives who normally appear in the table would have been excluded this year. In order to provide a more complete picture of our executive compensation practices for fiscal 2009, we elected to include all of our executive officers in the Summary Compensation Table and the other compensation tables in this year’s proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation (4)($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)($)		All Other Compensation (6)($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
C. Larry Pope President and CEO(7)	2009	1,100,000	—	404,333	640,120	—	138,060		38,103	2,320,616
	2008	1,100,000	—	—	602,400	2,428,305	719,519		35,812	4,886,036
	2007	766,667	—	—	515,067	2,383,263	1,110,558		32,352	4,807,907

Robert W. Manly, IV Executive Vice President and CFO(8)	2009	600,000	—	151,625	160,960	—	730,811	(9)	27,544	1,670,940
	2008	500,000	—	—	142,100	849,655	656,234	(9)	23,182	2,171,171
	2007	363,750	100,000	—	—	735,451	15,718		15,650	1,230,569

Carey J. Dubois VP, Finance and Former CFO(10)	2009	325,000	100,000	—	110,575	—	11,555		13,509	560,639
	2008	308,333	40,000	—	96,430	169,537	24,941		15,438	654,679

George H. Richter President and COO, Pork Group(11)	2009	800,000	—	252,708	208,547	1,500,000	693,068		24,152	3,478,475
	2008	700,000	—	—	111,300	4,445,619	296,433		25,536	5,578,888
	2007	620,000	249,780	—	111,300	1,770,853	556,110		28,952	3,336,995

Joseph B. Sebring President of John Morrell	2009	700,000	—	101,083	18,860	750,000	654		58,589	1,629,186
	2008	700,000	—	—	—	2,966,466	323,499		56,323	4,046,288
	2007	666,154	—	—	—	788,878	454,626		53,217	1,962,875

James C. Sbarro President of Farmland Foods(12)	2009	500,000	—	101,083	40,552	750,000	3,452		70,194	1,465,281

Timothy O. Schellpeper President of Smithfield Packing(13)	2009	500,000	—	101,083	40,552	750,000	6,888		56,379	1,454,902

Jerry H. Godwin President of Murphy-Brown	2009	750,000	—	101,083	61,490	—	177,200		49,445	1,139,218
	2008	750,000	—	—	42,630	1,139,675	284,195		27,252	2,243,752
	2007	750,000	—	—	46,560	1,118,862	319,447		39,532	2,274,401

Richard J.M. Poulson Executive Vice President	2009	600,000	—	151,625	94,300	—	199,041		35,682	1,080,648
	2008	600,000	—	—	—	1,500,000	482,734		28,663	2,611,397
	2007	600,000	—	—	—	1,800,000	208,641		40,874	2,649,515

Joseph W. Luter, IV Executive Vice President(14)	2009	700,000	—	151,625	67,810	—	—	(15)	21,410	940,845
	2008	700,000	—	—	48,950	1,865,502	8,261		23,242	2,645,955
	2007	620,000	—	—	79,990	384,688	192,686		21,248	1,298,612

(1)  The principal position listed in the table for each executive officer was such individual’s title during fiscal 2009.

(2)  As more fully discussed in Note 12: Shareholders’ Equity in Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statement in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009, this represents the amount of performance share unit expense recognized in our financial statements for fiscal 2009 in accordance with FAS 123R. The fair value of each performance share unit is estimated on the date of grant using a Monte Carlo Simulation technique.

(3)  As more fully discussed in Note 12: Shareholders’ Equity in Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009, this represents the amount of stock option expense recognized in our financial statements for fiscal 2009, fiscal 2008 and fiscal 2007 in accordance with FAS 123R. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The expected annual volatility is based on the historical volatility of our stock and other factors. We use historical data to estimate option exercises and employee termination within the pricing model. The expected term of options granted represents the period of time that options are expected to be outstanding.

(4)  Represents cash bonuses paid pursuant to awards made under the performance award component of the 1998 Plan. These awards are included in the “Grants of Plan-Based Awards” table appearing on page 33 of this proxy statement.

(5)  Represents the aggregate increase in the actuarial present value of the executive officer’s accumulated benefits under our tax-qualified pension plans and non-tax-qualified supplemental pension plan accrued during fiscal 2009, fiscal 2008 and fiscal 2007. The methodology used in calculating such increases, including the underlying assumptions, is described or referenced in the narrative discussion beginning on page 40 of this proxy statement.

(6)  Includes for fiscal 2009 Company matches under our 401(k) plan as follows: Mr. Pope—$1,637; Mr. Manly—$3,352; Mr. Dubois—$3,335; Mr. Richter—$3,444; Mr. Sebring—$4,308; Mr. Sbarro—$1,637; Mr. Schellpeper—$3,335; Mr. Godwin—$4,600; Mr. Poulson—$3,335; and Mr. Luter, IV—$985. Also includes our incremental cost, as shown in the following table, of perquisites provided to the executive officers during fiscal 2009, consisting of: the personal use of Company aircraft, personal use of a car leased by us, including all operating and maintenance costs, excess life insurance, charitable contribution match, personal use of tickets for sporting events, country club and social club memberships and personal use of a Company-owned residence.

Name	Company Aircraft ($)	Company- Leased Automobile ($)	Excess Life Insurance ($)	Charitable Contribution Match ($)	Tickets for Sporting Events ($)	Club Memberships ($)	Company- Owned Residence ($)
C. Larry Pope	—	33,820	2,646	—	—	—	—
Robert W. Manly, IV	—	19,129	2,563	2,500	—	—	—
Carey J. Dubois	—	9,692	482	—	—	—	—
George H. Richter	3,000	17,708	—	—	—	—	—
Joseph B. Sebring	—	34,501	16,780	—	3,000	—	—
James C. Sbarro	45,250	19,046	—	—	—	4,261	—
Timothy O. Schellpeper	29,750	23,294	—	—	—	—	—
Jerry H. Godwin	—	35,245	1,188	—	—	8,412	—
Richard J.M. Poulson	—	22,294	10,053	—	—	—	—
Joseph W. Luter, IV	—	19,364	686	—	—	—	375

The value of perquisites is based on the estimated incremental cost to us, as follows:

•	for personal use of Company aircraft, the direct cost per flight hour as calculated from our records for Company-owned aircraft or as billed by third parties for chartered aircraft,

•	for Company-leased automobiles, 100% of the lease cost, repairs, maintenance and fees,

•	for excess life insurance (i.e., having a face amount of coverage in excess of $50,000), the amount of premiums paid by us, on behalf of the executive, during the fiscal year for such excess coverage,

•	for personal use of tickets for sporting events, the cost of such tickets,

•	for club memberships, the cost of such memberships, and

•	for personal use of the Company-owned residence, the average daily cost of maintaining the residence multiplied by the number of days used for personal purposes.

(7)  Mr. Pope served as President and Chief Operating Officer until September 1, 2006 when he became President and Chief Executive Officer.

(8)  Mr. Manly was named Executive Vice President on August 31, 2006 and served as interim Chief Financial Officer from January 1, 2007 to June 30, 2007. On July 1, 2008, he became Chief Financial Officer.

(9)  Includes $430,998 which represents the value of Mr. Manly’s accumulated benefit under the Premium Standard Farms, Inc. (“PSF”) supplemental pension plan which we assumed in connection with our acquisition of PSF in fiscal 2008. In fiscal 2009, the Company’s Supplemental Pension Plan was amended to credit former PSF employees, including Mr. Manly, for their years of service at PSF in exchange for cancelling their benefits under the PSF supplemental pension plan. As a result of the fiscal 2009 amendment, Mr. Manly was credited with an additional ten years of service under the Company’s Supplemental Pension Plan. See footnote (1) to the Pension Benefits table on page 40 for more information.

(10)  Mr. Dubois served as Vice President and Chief Financial Officer from July 1, 2007 to June 30, 2008. Prior to July 1, 2007, he served as Corporate Treasurer, not an executive officer position. On July 1, 2008, he became Vice President, Finance, not an executive officer position.

(11)  On April 28, 2008, Mr. Richter became President and Chief Operating Officer of the Pork Group. Prior to April 2008, he served as President of Farmland Foods.

(12)  On April 28, 2008, Mr. Sbarro became President of Farmland Foods. Prior to April 2008, he served as Senior Vice President of Sales, Marketing, Research and Development at Farmland Foods, not an executive officer position.

(13)  On April 28, 2008, Mr. Schellpeper became President of Smithfield Packing. Prior to April 2008, he served as Senior Vice President of Operations at Farmland Foods, not an executive officer position.

(14)  On April 28, 2008, Mr. Luter, IV became Executive Vice President. Prior to April 2008, he served as President of Smithfield Packing.

(15)  Mr. Luter, IV’s actuarial present pension value decreased by $117,304 in fiscal 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (2)			All other option awards: number of securities underlying options (3)(#)	Exercise of base price of option awards ($/sh)	Grant date value of stock and option awards (4)($)
			Threshold ($)	Target (1)($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Larry Pope Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	0 — —	N/A — —	— — 8,000	— — 24,000	— — 40,000	— 20,000 —	— 23.75 —	— 188,600 485,200

Robert W. Manly, IV Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	0 — —	N/A — —	— — 3,000	— — 9,000	— — 15,000	— 10,000 —	— 23.75 —	— 94,300 181,950

Carey J. Dubois Stock Options	6/16/08	6/16/08	—	—	—	—	—	—	7,500	23.75	70,725

George H. Richter Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	1,500,000 — —	3,000,000 — —	— — 5,000	— — 15,000	— — 25,000	— 15,000 —	— 23.75 —	— 141,450 303,250

Joseph B. Sebring Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	750,000 — —	1,500,000 — —	— — 2,000	— — 6,000	— — 10,000	— 10,000 —	— 23.75 —	— 94,300 121,300

James C. Sbarro Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	750,000 — —	1,500,000 — —	— — 2,000	— — 6,000	— — 10,000	— 10,000 —	— 23.75 —	— 94,300 121,300

Timothy O. Schellpeper Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	750,000 — —	1,500,000 — —	— — 2,000	— — 6,000	— — 10,000	— 10,000 —	— 23.75 —	— 94,300 121,300

Jerry H. Godwin Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	0 — —	N/A — —	— — 2,000	— — 6,000	— — 10,000	— 10,000 —	— 23.75 —	— 94,300 121,300

Richard J.M. Poulson Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	0 — —	N/A — —	— — 3,000	— — 9,000	— — 15,000	— 10,000 —	— 23.75 —	— 94,300 181,950

Joseph W. Luter, IV Incentive Plan Bonus Stock Options PSUs	— 6/16/08 8/27/08	— 6/16/08 6/16/08	N/A — —	0 — —	2,500,000 — —	— — 3,000	— — 9,000	— — 15,000	— 10,000 —	— 23.75 —	— 94,300 181,950

(1)  Represents actual cash bonuses for fiscal 2009 paid pursuant to awards made under the performance award component of the 1998 Plan. The payout amounts shown above are also included in column (g), “Non-Equity Incentive Plan Compensation,” of the Summary Compensation Table.

(2)  All performance share unit awards for fiscal 2009 were granted pursuant to the 2008 Plan. Each performance share unit represents a contingent right to receive one share of common stock. The performance share units vest in 20% increments once the volume-weighted average of the closing price of common stock for 15 consecutive trading days equals or exceeds $26, $32, $38, $44 and $50. In addition, the executive officer must be employed by the Company one year from the date of grant for the performance share units to vest. The threshold, target and maximum amount represents the total number of shares the executive officer will receive once the volume-weighted average of the closing price of common stock for 15 consecutive trading days equals or exceeds $26, $38 and $50, respectively. All performance share unit awards fully vest upon a Qualifying Change of Control (as defined in the 2008 Plan).

(3)  All options granted for fiscal 2009 were pursuant to the 1998 Plan and are exercisable upon the earlier of (i) five years from the date of grant and (ii) the grantee’s 65th birthday. All options are immediately exercisable upon a Change of Control (as defined in the 1998 Plan).

(4)   The grant date fair value of these option and performance share unit awards reflects the full accounting expense, as of the grant date, that will be recognized by us over the course of multiple years and does not necessarily represent the value that will be realized by the executive officer upon vesting or exercise.

Discussion for Summary Compensation Table and Grants of Plan-Based Awards

Performance-Based Cash Bonuses

For each of our executive officers, annual cash bonuses may be earned under awards made pursuant to the performance award component of the 1998 Plan. The awards utilize formulas set by the Compensation Committee at the beginning of the fiscal year, generally based on profits of either the Company or a particular business unit or group, depending upon the scope of the executive’s duties. Net profits are generally defined as net income before deduction for income taxes and incentive payments to key employees. For awards based on the profits of the Pork Group, net profits are reduced by an allocation of 50% of corporate-level expense. Because these awards are based on objective performance criteria measured over a period of one year, any bonuses earned pursuant to the awards appear both in the Grants of Plan-Based Awards table and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For fiscal 2009, the formulas used to calculate the performance-based bonus awards to the executive officers were as follows:

Name	Bonus Formula
Mr. Pope	• 0% of the first $100 million of Company net profits, • 1.5% of Company net profits in excess of $100 million and less than $400 million, and • 2% of Company net profits in excess of $400 million.

Mr. Manly	• 0% of the first $100 million of Company net profits,
• 0.50% of Company net profits in excess of $100 million and less than $400 million, and • 0.75% of Company net profits in excess of $400 million.

Name	Bonus Formula
Mr. Richter

•     0% of the first $60 million of the Pork Group net profits,

•     1% of the Pork Group net profits in excess of $60 million and less than $150 million,

•     1.5% of the Pork Group net profits in excess of $150 million and less than $300 million, and

•     2% of the Pork Group net profits in excess of $300 million.

Mr. Richter’s overall maximum cash bonus cannot exceed $3 million.

Mr. Sebring

50% of the amount calculated as follows:

•     0% of the first $20 million of net profits of the Company’s John Morrell subsidiary, including Armour Eckrich (“John Morrell”),

•     1% of John Morrell net profits in excess of $20 million and less than $50 million, and

•     1.5% of John Morrell net profits in excess of $50 million;

plus 50% of the amount calculated as follows:

•     0% of the first $60 million of the Pork Group net profits, and

•     0.50% of the Pork Group net profits in excess of $60 million.

Mr. Sebring’s overall maximum cash bonus cannot exceed $1.5 million.

Mr. Sbarro

50% of the amount calculated as follows:

•     0% of the first $20 million of net profits of the Company’s Farmland Foods subsidiary (“Farmland”),

•     1% of Farmland net profits in excess of $20 million and less than $50 million, and

•     1.5% of Farmland net profits in excess of $50 million;

plus 50% of the amount calculated as follows:

•     0% of the first $60 million of net profits of the Company’s consolidated Pork Group (the “Pork Group”) results, and

•     0.50% of the Pork Group net profits in excess of $60 million.

Mr. Sbarro’s overall maximum cash bonus cannot exceed $1.5 million.

Mr. Schellpeper

50% of the amount calculated as follows:

•     0% of the first $20 million of net profits of the Company’s Smithfield Packing subsidiary (“Smithfield Packing”),

•     1% of Smithfield Packing net profits in excess of $20 million and less than $50 million, and

•     1.5% of Smithfield Packing net profits in excess of $50 million;

plus 50% of the amount calculated as follows:

•     0% of the first $60 million of the Pork Group net profits, and

•     0.50% of the Pork Group net profits in excess of $60 million.

Mr. Schellpeper’s overall maximum cash bonus cannot exceed $1.5 million.

Name	Bonus Formula
Mr. Godwin	• 0.63% of savings below budgeted hog raising costs at the Company’s Murphy-Brown subsidiary.

Mr. Poulson	• Maximum of 0.75% of Company net profits, with the actual bonus to be established by the Compensation Committee at or below that level.

Mr. Luter, IV

•     0% of the first $60 million of the Pork Group net profits,

•     0.50% of the Pork Group net profits in excess of $60 million and less than $150 million,

•     0.75% of the Pork Group net profits in excess of $150 million and less than $300 million and

•     1% of the Pork Group net profits in excess of $300 million.

Mr. Luter, IV’s overall maximum cash bonus cannot exceed $2.5 million.

For purposes of these awards, net profits for the Company and the respective business group and units for fiscal 2009 were as follows:

Company/Group/Unit	Net Profits (Losses)
Company	$(260,641,053)
Pork Group	$364,913,109
John Morrell	$176,486,525
Farmland	$138,702,444
Smithfield Packing	$138,132,568

For purposes of Mr. Godwin’s award, the savings below budgeted hog raising costs were $212,380,400.

None of the corporate executives whose bonuses were based on Company net profits earned a bonus for fiscal 2009 because the Company incurred a loss for the year on a consolidated basis. The managers of the Pork Group and the business units comprising the Pork Group (Messrs. Richter, Sebring, Sbarro and Schellpeper) would have earned their maximum bonuses for fiscal 2009 except that the Compensation Committee exercised its discretion to reduce the bonuses for such executives by 50%. The Compensation Committee also exercised its discretion to eliminate the bonuses altogether for two other executives (Messrs. Luter, IV and Godwin).

Other Bonuses

We also pay discretionary cash bonuses to executive officers from time to time to reward elements of performance that are not reflected in the criteria for performance-based cash bonuses. No such bonuses were awarded to executive officers for fiscal 2009; however, the Company did award a regular, non-executive annual bonus to Mr. Dubois who was an executive officer for only the first two months of the year.

Equity Incentive Awards

Each of the executive officers received an award of options in fiscal 2009 under the 1998 Plan granted at the “fair market value” of our common stock as such term is defined under the 1998 Plan. The options have a term of ten years and will become exercisable on the earlier of (i) the fifth anniversary of the grant date and (ii) the grantee’s 65th birthday, or if earlier, upon the occurrence of certain “change of control” events (as defined in the

1998 Plan), which include generally (i) the acquisition by an individual or group of 20% (or 15% under certain circumstances) of our outstanding common stock, (ii) certain changes in the constitution of our Board of Directors that have not been approved by our Board, and (iii) shareholder approval of certain mergers or reorganizations in which the then-current shareholders cease to own at least a majority of our outstanding common stock.

All but one of the executive officers also received an award of performance share units in fiscal 2009 under the 2008 Plan. Each performance share unit represents a contingent right to receive one share of common stock. The performance share units vest in 20% increments once the volume-weighted average of the closing price of common stock for 15 consecutive trading days equals or exceeds $26, $32, $38, $44 and $50. The executive must also be employed by the Company one year from the date of grant for the performance share units to vest. The performance share units have a term of five years. The performance share units will also vest upon the occurrence of certain “qualifying change of control” events (as defined in the 2008 Plan). None of the performance share unit awards vested in fiscal 2009.

Components of Total Compensation

In fiscal 2009, salary and bonus for the executive officers (including annual cash bonuses earned pursuant to the performance award component of the 1998 Plan) averaged approximately 66% of their total compensation and constituted all, or almost all, of their total cash compensation. The principal components of non-cash compensation in fiscal 2009 were increases in the actuarial present value of the executive officers’ benefits under our pension plans and, for those executive officers who received grants of stock options and performance share units, the amount recognized for financial statement reporting purposes with respect to such fiscal year in accordance with FAS 123R. Consistent with our policy that a substantial portion of an executive officer’s potential cash compensation be based on performance, performance-based bonus awards for executive officers in recent years have ranged from 0% to 86% of total cash compensation depending on the performance of the Company, the relevant business unit or group and the individual executive. Because the Company incurred a loss on a consolidated basis in fiscal 2009 and the Compensation Committee reduced or eliminated all bonuses based on business unit or group performance, performance-based bonus awards for all executive officers averaged only 36% as a percentage of total cash compensation in fiscal 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards(1)					Stock awards(2)
Name (a)	Number of securities underlying unexercised options (#) Exercisable (b)	Number of securities underlying unexercised options (#) Unexercisable (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
C. Larry Pope	50,000 100,000 40,000 60,000	20,000 250,000 50,000	—	23.75 32.91 30.00 21.00 19.82 18.20 13.22	6/16/2018 8/30/2016 5/24/2014 6/04/2012 10/17/2011 5/30/2011 6/06/2010	—	—	24,000	206,640
Robert W. Manly, IV	—	10,000 50,000	—	23.75 32.40	6/16/2018 6/11/2017	—	—	9,000	77,490
Carey J. Dubois	—	7,500 25,000 10,000	—	23.75 32.40 26.83	6/16/2018 6/11/2017 6/08/2016	—	—	—	—
George H. Richter	—	15,000 25,000 25,000	—	23.75 31.86 30.00	6/16/2018 6/02/2015 5/24/2014	—	—	15,000	129,150
Joseph B. Sebring	40,000	10,000	—	23.75 13.22	6/16/2018 6/06/2010	—	—	6,000	51,660
James C. Sbarro	—	10,000 5,000 3,000	—	23.75 32.40 31.86	6/16/2018 6/11/2017 6/02/2015	—	—	6,000	51,660
Timothy O. Schellpeper	—	10,000 5,000 3,000	—	23.75 32.40 31.86	6/16/2018 6/11/2017 6/02/2015	—	—	6,000	51,660
Jerry H. Godwin	30,000	10,000 15,000	—	23.75 32.40 21.00	6/16/2018 6/11/2017 6/04/2012	—	—	6,000	51,660
Richard J.M. Poulson	10,000 20,000	—	—	23.75 30.00	6/16/2018 5/24/2014	—	—	9,000	77,490
Joseph W. Luter, IV	20,000 100,000	10,000 25,000	— —	23.75 30.00 21.00 19.82	6/16/2018 5/24/2014 6/04/2012 10/17/2011	—	—	9,000	77,490

(1)   All options vest upon the earlier of (i) five years from the date of grant and (ii) the grantee’s 65th birthday. All options expire ten years from the date of grant. All options are immediately exercisable upon a Change of Control (as defined in the 1998 Plan).

(2)  Each performance share unit represents a contingent right to receive one share of common stock. The performance share units vest in 20% increments once the volume-weighted average of the closing price of our common stock for 15 consecutive trading days equals or exceeds $26, $32, $38, $44 and $50. In addition, the executive officer must be employed by the Company one year from the date of grant for the performance share units to vest. The performance share units have a term of five years. All performance share units fully vest upon a Qualifying Change of Control (as defined in the 2008 Plan). None of the performance share unit awards vested in fiscal 2009. However, because the threshold performance measures would have been exceeded in the prior fiscal year, the awards are shown at the target amounts (i.e., based on a $38 market price trigger).

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise (1)($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting (e)
C. Larry Pope	—	—	—	—
Robert W. Manly, IV	—	—	—	—
Carey J. Dubois	—	—	—	—
George H. Richter	—	—	—	—
Joseph B. Sebring	—	—	—	—
James C. Sbarro	—	—	—	—
Timothy O. Schellpeper	—	—	—	—
Jerry H. Godwin	—	—	—	—
Richard J.M. Poulson	—	—	—	—
Joseph W. Luter, IV	10,000	66,600	—	—

(1)  The value realized is calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price. The market price is based on the last sales price of our common stock as reported by the NYSE.

PENSION BENEFITS

(As of May 3, 2009)

Name (a)	Plan Name (b)	Number of years credited service (#) (c)		Present value of accumulated benefit ($) (d)		Payments during last fiscal year ($) (e)
C. Larry Pope	Smithfield Foods Pension Plan	28		343,282		0
	Supplemental Pension Plan	28		7,122,331		0

Robert W. Manly, IV	Smithfield Foods Pension Plan	13		136,975		0
	Supplemental Pension Plan	23	(1)	1,517,342	(1)	0

Carey J. Dubois	Smithfield Foods Pension Plan	3		22,966		0
	Supplemental Pension Plan	3		34,748		0

George H. Richter	Farmland Foods Pension Plan	33		1,166,118		0
	Supplemental Pension Plan	5		1,895,360		0

Joseph B. Sebring	John Morrell Pension Plan	15		371,010		0
	Supplemental Pension Plan	15		3,421,586		0

James C. Sbarro	Farmland Foods Pension Plan	18		151,649		0
	Supplemental Pension Plan	5		126,122		0

Timothy O. Schellpeper	Smithfield Foods Pension Plan	13		68,781		0
	Supplemental Pension Plan	5		87,090		0

Jerry H. Godwin	Smithfield Foods Pension Plan	8		179,905		0
	Supplemental Pension Plan	8		1,505,857		0

Richard J.M. Poulson	Smithfield Foods Pension Plan	11		287,820		0
	Supplemental Pension Plan	11		2,547,729		0

Joseph W. Luter, IV	Smithfield Foods Pension Plan	17		82,351		0
	Supplemental Pension Plan	17		900,234		0

(1)  In fiscal 2009, the Supplemental Pension Plan was amended to include service earned at PSF which the Company merged with during fiscal 2008. As a result of this amendment, Mr. Manly was credited with an additional ten years of service under the Supplemental Pension Plan in exchange for cancelling his benefits under PSF’s supplemental pension plan. Without this amendment, the present value of Mr. Manly’s accumulated benefits under the Supplemental Pension Plan and the PSF supplemental pension plan would have been $290,332 and $430,998, respectfully.

Discussion of Retirement Plans

We sponsor tax-qualified pension plans covering substantially all of the Company’s salaried employees. All of the executive officers participate in one of our tax-qualified salaried pension plans (the “Salaried Pension Plans”) and the non-tax-qualified Supplemental Pension Plan (the “Supplemental Plan”).

The tax-qualified plans provide for retirement benefits that generally are a function of a participant’s average compensation during his or her highest five consecutive calendar years during the last ten years of employment (“Final Average Earnings”) and aggregate years of service. The Supplemental Plan provides a retirement benefit which is the benefit calculated under the Smithfield Foods Salaried Pension Plan, but without application of compensation and benefit limits under federal tax laws, reduced by the benefit payable from the relevant tax-qualified plan. The Supplemental Plan is maintained so that we can provide a retirement benefit for all salaried employees that is approximately the same percentage of their earnings from the Company.

The retirement benefit under the Salaried Pension Plans is a lifetime benefit payable at age 65 equal to the sum of (i) 0.8% of Final Average Earnings and (ii) 0.9% of Final Average Earnings in excess of Social Security Covered Compensation, with that sum multiplied by the years of service with the Company. Social Security Covered Compensation is determined annually by the Internal Revenue Service and represents an average of the amount of wages subject to Social Security taxes over a period of years. Compensation for purposes of Final Average Earnings is the participant’s W-2 wages reduced by any income from the exercise of stock options. For executive officers, such compensation includes salary, bonus and non-equity incentive plan compensation, each as shown in the Summary Compensation Table. For the tax-qualified plans, compensation for purposes of calculating accruals is limited to $245,000 for calendar year 2009 as set by the Internal Revenue Service. The Supplemental Plan limits Final Average Earnings for purposes of calculating accruals to $5,000,000.

If a participant does not commence receiving benefits by age 65, the participant is entitled to a late retirement benefit which is the greater of the benefit calculated at the participant’s normal retirement date actuarially increased to the actual retirement date or the benefit calculated at actual retirement date. A participant is eligible for early retirement after age 60 with five years of vesting service. The early retirement benefit payable is the accrued benefit payable at age 65 reduced by 0.5% for each month that the early retirement date precedes the normal retirement date.

The normal form of benefit for the Salaried Pension Plans and the Supplemental Plan is a single life annuity with monthly payments paid over the life of the participant. Married participants receive joint and 50% survivor annuity with actuarially reduced monthly payments paid until the death of the participant and his or her spouse. The other optional forms of retirement benefit in the Salaried Pension Plans include joint and 66.67%, 75% or 100% annuities, and a ten-year certain and continuous annuity with payments guaranteed for ten years even if the participant dies. The Supplemental Plan also includes a five-year installment payment option in which the lump sum value of the single life annuity is calculated based on factors specified in the Supplemental Plan and mandated by the Internal Revenue Service and then 90% of that value is paid in five annual principal installments with interest credited on the unpaid installments at the same interest rate that is used to calculate the lump sum value (currently segmented rates of 5.24% for the first 5 years, 5.69% for the next 15 years and 5.37% for 20 or more years).

The present value of each executive officer’s accumulated benefits under the plans, as shown in the above table, has been calculated in accordance with the benefit formulas described above and using the same assumptions as are used by us for financial reporting purposes under generally accepted accounting principles (except that retirement age is assumed to be the normal retirement age of 65). Those assumptions are incorporated herein by reference to “Note 11: Pension and Other Retirement Plans” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009.

NONQUALIFIED DEFERRED COMPENSATION (1)

Name (a)	Executive contributions in last FY ($) (b)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($) (d)	Aggregate withdrawals/ Distributions ($) (e)	Aggregate balance at last FYE ($) (f)
C. Larry Pope	—	—	—	—	—
Robert W. Manly, IV	—	—	—	—	—
Carey J. Dubois	—	—	—	—	—
George H. Richter	—	—	—	—	—
Joseph B. Sebring	—	—	—	—	—
James C. Sbarro	—	—	—	—	—
Timothy O. Schellpeper	—	—	—	—	—
Jerry H. Godwin	—	—	—	—	—
Richard J.M. Poulson	—	—	—	—	—
Joseph W. Luter, IV	—	—	—	—	—

(1)  The Company does not offer any nonqualified deferred compensation plans or arrangements.

ESTIMATED PAYMENTS UPON SEVERANCE OR CHANGE-IN-CONTROL

Stock Options

Our 1998 Plan provides for accelerated vesting of all unvested stock options previously awarded upon a change of control. This acceleration is applicable to all employees covered by the 1998 Plan. A “Change of Control” is defined to include generally:

•	the acquisition, other than from Smithfield, by a person or group of 20% of the outstanding shares of common stock or 20% of the combined voting power of our then outstanding voting securities,

•

the current directors (and any directors whose election or nomination for election is approved by a majority of the incumbent directors) cease to constitute at least a majority of the Board of Directors,

•

approval by our shareholders of a reorganization, merger or consolidation if the owners of our common stock and voting securities immediately prior to such transaction do not own more than 50% of our outstanding shares of common stock and the combined voting power of the outstanding voting securities resulting from such transaction, or

•	approval by our shareholders of a complete liquidation or dissolution of Smithfield or the sale of all or substantially all of our assets.

The Compensation Committee, which administers the 1998 Plan, may also accelerate the expiration date of outstanding options in the event of a Change of Control.

Performance Share Units

The 2008 Plan allows the Compensation Committee to establish as to each award of performance share units the terms and conditions upon which the performance share units will be earned, vest and be paid. The Compensation Committee may, in its discretion and without limitation, provide in the grant agreement for the performance share units that vesting will accelerate upon a change of control or qualifying change of control. Pursuant to the grant agreement for the performance share units awarded in fiscal 2009, in the event of a qualifying change of control, all unvested performance share units will be fully vested and payment for vested performance share units will be made immediately. A “Qualifying Change of Control” is defined to include generally:

•	the acquisition by a person or group, together with our common stock already held by the person or group, of more than 50% of the total fair market value or total voting power of our common stock,

•	the acquisition by a person or group within a twelve-month period of 30% or more of the total voting power of our common stock,

•

the replacement of a majority of members of the board of directors during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election, or

•

the acquisition of assets by a person or group within a twelve-month period from Smithfield equal to 40% or more of the total gross fair market value of all of the assets of Smithfield immediately prior to such acquisition or acquisitions.

Early Vesting Table

The following table sets forth the intrinsic value of the currently unvested stock options and unvested performance share units held by the executive officers as of May 3, 2009, assuming a Change of Control or Qualifying Change of Control, respectively, occurred on that date.

Name	Early Vesting of Stock Options	Early Vesting of Performance Share Units
C. Larry Pope	—	$344,400
Robert W. Manly, IV	—	$129,150
Carey J. Dubois	—	—
George H. Richter	—	$215,250
Joseph B. Sebring	—	$86,100
James C. Sbarro	—	$86,100
Timothy O. Schellpeper	—	$86,100
Jerry H. Godwin	—	$86,100
Richard J.M. Poulson	—	$129,150
Joseph W. Luter, IV	—	$129,150

We are not obligated to provide any other payments or benefits to our executive officers upon a change of control. Further, we have no contracts, agreements or other arrangements with our executive officers that provide for payments following termination.

RELATED PARTY TRANSACTIONS

Policy and Procedures for Review, Approval or Ratification

We recognize that transactions between Smithfield and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct and Ethics (the “Code”) the administration of which is overseen by the Audit Committee. All employees and members of the Board of Directors agree to be bound by the Code. As a supplement to the Code, the Audit Committee adopted a written policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which Smithfield is a party and in which a “related person” has a material interest. Related persons include directors, director nominees, executive officers, 5% beneficial owners and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or beneficial owner of less than 10% of that company’s outstanding stock or limited partnership interests and (ii) certain compensation arrangements that have either been disclosed in our proxy statement or approved by our Compensation Committee.

We collect information about potential related party transactions in our annual questionnaires completed by directors, director nominees and executive officers. Potential related party transactions are first reviewed and assessed by our Chief Legal Officer to consider the materiality of the transactions and then reported to the Audit Committee. If a related party transaction is identified during the year, it is reported promptly to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, the best interests of Smithfield and its shareholders and is in compliance with the Code.

Transactions

Each of the following transactions has been ratified by the Audit Committee pursuant to the policy described above.

Joseph W. Luter, III

On August 30, 2006, we entered into a Consulting Agreement (the “Consulting Agreement”) with Joseph W. Luter, III, our Chairman. Under the Consulting Agreement, Mr. Luter, III agrees to provide consulting services to us for a period of one year, with such period subject to extension in annual increments by the consent of both parties (the “Consulting Period”). The current Consulting Period ends on August 30, 2009. The Company and Mr. Luter, III currently intend to renew the Consulting Agreement for another one year period. The consulting services to be provided by Mr. Luter, III include cooperating with the management transition at the Company due to Mr. Luter, III’s retirement, providing strategic advice on major acquisitions, and providing strategic and operational advice on the execution of the corporate commodity hedging strategy. In addition to providing the consulting services, Mr. Luter, III also agrees to serve as non-executive Chairman of the Board during the Consulting Period if he is elected as such.

Under the terms of the Consulting Agreement, we pay Mr. Luter, III $83,333.33 per month plus such compensation and benefits as are afforded to our non-employee directors. Mr. Luter, III is also entitled to (i) an office with secretarial and other support, (ii) use of Company-owned aircraft within specified policies for business and personal use (provided that he reimburses us for the incremental cost for any personal use), and (iii) health care coverage comparable to that received by him prior to his retirement.

The Consulting Agreement provides that Mr. Luter, III is eligible to receive incentive awards during the term of the agreement. The Compensation Committee has developed an annual incentive bonus arrangement for Mr. Luter, III, which is tied to the specific categories of service that Mr. Luter, III provides under his consulting agreement as follows:

•	For providing strategic and operational advice on the execution of our commodity hedging strategy, Mr. Luter, III is eligible for a discretionary bonus of up to $2,000,000.

•	Mr. Luter, III is eligible for an additional discretionary bonus of up to $4,000,000 based upon the following criteria:

—	the Compensation Committee’s assessment of Mr. Luter, III’s contribution to the identification of potential acquisition opportunities, the successful completion of our acquisitions in which he is substantially involved and the extent to which those acquisitions are expected to improve our performance, with special consideration being given to near-term accretion, and

—	the Compensation Committee’s assessment of the overall value of the strategic advice he provides to the chief executive officer in improving both short-term and long-term profitability.

The Compensation Committee believes that the strategic and operational advice provided by Mr. Luter, III during fiscal 2009 was of significant benefit to the Company and ordinarily would have entitled him to a substantial bonus. However, in recognition of the Company’s consolidated financial results in fiscal 2009, we did not pay a bonus to Mr. Luter, III in fiscal 2009.

During the Consulting Period, Mr. Luter, III agrees that he will not, without our prior written consent, engage in competition with us by being associated with any business entity which engages in the business of hog production, cattle feeding or meat processing anywhere in the world where we have operations or sales. Mr. Luter, III also agrees, during the Consulting Period and for a period of two years following the Consulting Period, not to solicit our employees or customers for the purpose of competing with us.

Transactions with COFCO Limited and its affiliates

One of our customers is COFCO Limited, China’s largest national agricultural trading and processing company, a Chinese company (“COFCO China”). Mr. Ning, a director, is chairman of COFCO China. In fiscal 2009, we received payments totaling $97,616,000 from COFCO China for products we sold to them and we made payments to COFCO China totaling $12,000 to cover certain product treatment costs that COFCO China may incur. The terms of these transactions were negotiated at arm’s length. We believe that these arrangements, which have continued into fiscal 2010, are no less favorable to us than if we entered into the arrangements with an unaffiliated party.

On June 30, 2008, we entered into a Purchase Agreement with COFCO (Hong Kong) Limited, a Hong Kong company (“COFCO (Hong Kong)”), and Starbase International Limited, a British Virgin Islands company and subsidiary of COFCO (Hong Kong) (“Starbase”). COFCO China is the ultimate parent entity of both COFCO (Hong Kong) and Starbase. COFCO China and certain of its affiliates, including COFCO (Hong Kong) and Starbase, are referred to herein collectively as “COFCO”. Under the terms of the Purchase Agreement, we sold

7,000,000 shares of our common stock to Starbase at $17.45 per share, which was equal to the closing price per share of our common stock on July 1, 2008, the date we priced our offering of convertible senior notes.

COFCO’s investment in us is passive in nature and the Purchase Agreement contains customary standstill provisions, including a prohibition against acquiring more than 9.9% of our outstanding shares. COFCO’s obligations under the standstill provisions terminate at such time as COFCO owns less than 2% of our then outstanding shares but may be reinstated if, within one year thereafter, COFCO acquires any shares that result in its owning, in the aggregate, 2% or more of our then outstanding shares.

In connection with the sale of the shares to Starbase, we agreed to nominate Mr. Ning for election as a director at the 2008 Annual Meeting. If Mr. Ning dies or ceases to be the chairman or a senior executive officer of COFCO China during the three years following the 2008 Annual Meeting, we have agreed to appoint as his replacement an alternative chairman or senior executive officer of COFCO China who is reasonably acceptable to our Nominating and Governance Committee who will serve for the balance of such three-year period, subject to any required shareholder approval during such period. In the event that COFCO transfers any shares of our common stock and, following such transfer, owns in the aggregate less than 2% of our then outstanding common shares, we may request that COFCO (Hong Kong) cause Mr. Ning or his replacement, if applicable, to resign as a director, whereupon we will have no further obligations with respect to the appointment or nomination for election of Mr. Ning or any other nominee of COFCO to our Board. If during any term as a director, Mr. Ning or such other COFCO nominee no longer serves as the chairman or a senior executive officer of COFCO China, we may request that COFCO (Hong Kong) cause Mr. Ning or such other COFCO nominee, as the case may be, to resign as a director.

Transactions with Continental Grain Company

In March 2008, we entered into an agreement with JBS S.A., a company organized and existing under the laws of Brazil (“JBS”), to sell Smithfield Beef, our beef processing and cattle feeding operation that encompassed our entire Beef segment, to JBS (the “JBS Transaction”). In October 2008, we completed the sale to JBS for $575.5 million in cash. The sale to JBS included 100% of Five Rivers Ranch Cattle Feeding LLC (“Five Rivers”). Five Rivers previously was a  50/50 joint venture between us and CGC. Immediately preceding the closing of the JBS Transaction, we acquired CGC’s 50% investment in Five Rivers for 2,166,667 shares of our common stock valued at $27.87 per share and $8.7 million for working capital adjustments (the “Five Rivers Transaction”). The purchase price of the Five Rivers Transaction was determined based on arm’s length negotiations.

The JBS Transaction excluded substantially all live cattle inventories held by Smithfield Beef and Five Rivers as of the closing date, together with the associated debt. The live cattle owned by Five Rivers immediately prior to the completion of the Five Rivers Transaction was transferred to a new  50/50 joint venture between Smithfield Foods and CGC, named Cattleco. All of the remaining live cattle inventories at Cattleco were sold by May 3, 2009 (fiscal 2009).

As of June 29, 2009, CGC was a beneficial owner of 8.8% of the outstanding shares of our common stock. Paul J. Fribourg, one of our directors, is Chairman, President and Chief Executive Officer of CGC. Michael J. Zimmerman, our advisory director, is Executive Vice President and Chief Financial Officer of CGC.

Wendell H. Murphy

We have business relationships with certain entities owned in whole or part by Wendell H. Murphy, a director, and his family members. Each of these entities owns farms that produce and grow hogs under contract with Murphy-Brown LLC, one of our subsidiaries. We advance associated farm and other support costs to most of these entities and we are subsequently reimbursed. The ownership of these entities and the amounts of their transactions with the Company during fiscal 2009 are set forth below.

•	Wendell H. Murphy holds a 43% interest in Arrowhead Farms, Inc. to which we made payments of $1,323,823.

•

Wendell H. Murphy holds a 1% interest and Wendell H. Murphy, Jr., Mr. Murphy’s son, holds a 99% interest in DM Farms of Rose Hill LLC to which we made payments of $26,179,688 and from which we received payments of $216,682.

•

Wendell H. Murphy, Jr. and Wendy Murphy Crumpler, Mr. Murphy’s daughter, each have a 40% interest in Enviro-Tech Farms, Inc. to which we made payments of $3,737,897 and from which we received payments of $78,566.

•

Wendell H. Murphy, Jr. holds a 29% interest in Golden Farms, Inc., a 50% interest in Lisbon 1 Farm, Inc., and a 51% interest in Triumph Associates to which we made payments of $1,353,711, $1,313,233, and $1,362,829, respectively, and from which we received payments of $15,875, $51,838 and $12,384, respectively.

•	Wendell H. Murphy’s brother, Harry D. Murphy, has a 30% interest in Murphy-Honour Farms, Inc. to which we made payments of $2,287,914 and from which we received payments of $37,297.

•	Harry D. Murphy has a 49% interest in PSM Associates to which we made payments of $4,093,220 and from which we received payments of $18,097.

•	Wendy M. Crumpler and her husband, Kelly Crumpler, each have a 50% interest in Pure Country Farms, LLC to which we made payments of $2,043,465 and from which we received payments of $36,604.

•

Wendy M. Crumpler and Wendell H. Murphy, Jr. each have a 50% interest in Stantonsburg Farm, Inc. and a 37.5% interest in Webber Farms, Inc. to which we made payments of $507,645 and $2,530,938, respectively, and from which we received payments of $0 and $26,630, respectively.

We believe that the terms of the foregoing arrangements were no less favorable to us than if we entered into the arrangements with unaffiliated parties.

Others

McGuireWoods LLP, of which Robert L. Burrus, Jr., a director, is Chairman Emeritus and Senior Partner, provides us legal services. During fiscal 2009, we paid McGuireWoods LLP approximately $10,565,516 for such services.

Jerry H. Godwin, an executive officer, holds a 33% ownership interest in JCT LLC with the remaining ownership interest held by two employees of Murphy-Brown LLC, our subsidiary. JCT owns certain farms that produce hogs under contract with Murphy-Brown. In fiscal 2009, we made payments totaling $7,337,361 to JCT for the production of hogs and received payments totaling $3,223,147 from JCT for reimbursement of associated farm and other support costs. We believe that the terms of the foregoing arrangements were no less favorable to us than if we entered into the arrangements with unaffiliated parties.

Jason Richter, son of George H. Richter, an executive officer, is employed by us as a Director of International Sales for Farmland Foods. In fiscal 2009, his salary and bonus totaled $261,367.

Hon. Paul S. Trible, Jr., a director, is President of Christopher Newport University. In fiscal 2009, the Smithfield-Luter Foundation contributed $500,000 to the university. The Smithfield-Luter Foundation is a non-profit organization that acts as the philanthropic wing of the Company and our chairman, Joseph W. Luter, III.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the four independent directors listed above under “Corporate Governance—Committees of the Board of Directors and Meetings” and none of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter, adopted by the Board of Directors and reviewed annually by the Audit Committee. Each of the members of the Audit Committee is “independent” as defined by the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing its reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has sole authority to retain, oversee, terminate and determine the compensation of the independent auditors. In accordance with Audit Committee policy and the requirements of law, all services to be provided by the independent auditors are required to be pre-approved by the Audit Committee or, between meetings, by the Chairman of the Audit Committee. Any decision by the Chairman of the Audit Committee to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting.

The Company has an Internal Audit department that operates under a written charter approved by the Audit Committee. The head of the Internal Audit department reports directly to the Audit Committee on a functional basis. The responsibilities of the Internal Audit department include reviewing and evaluating the adequacy and integrity of internal control systems relating to, among other things, the reliability and integrity of the Company’s financial information, the safeguarding of the Company’s assets and the Company’s compliance with applicable laws and regulations. The head of the Internal Audit department regularly reports to the Audit Committee on internal audit findings and the status of corrective actions taken to improve the Company’s business processes and procedures.

The Audit Committee met ten times during fiscal 2009. At its meetings, the Audit Committee receives reports and holds discussions with representatives of the Company’s management, the Internal Audit department and the independent auditors. Meetings are held periodically at an operating facility of one of the Company’s subsidiaries at which, in addition to its regular agenda, the Audit Committee receives reports from, and holds discussions with, the subsidiary’s management and receives an in-depth tour of the facility to enhance the committee members’ understanding of that subsidiary’s business operations and the risks associated therewith. The Audit Committee regularly has private, separate sessions with each of management, the head of the Internal Audit department and the independent auditors at which candid discussions take place regarding accounting, internal controls, financial management and other matters. The Audit Committee also regularly receives reports directly from Company or subsidiary managers responsible for key business functions relating to risk or financial management. In between meetings of the Audit Committee, the Chairman of the Audit Committee regularly has discussions with management, the internal auditors and the independent auditors and reports on the matters discussed to the rest of the Audit Committee either before or at the next meeting, as circumstances warrant.

The Audit Committee reviews and discusses with both management and the independent auditors each of the Company’s quarterly and annual reports on Forms 10-Q and 10-K, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of such documents with the SEC. As part of this review, the Audit Committee considers the audit and review reports prepared by the independent auditors, as well as related matters such as the quality of the Company’s accounting principles and the clarity and completeness of the Company’s financial and other disclosures. The Audit Committee engages in a similar review and discussions regarding the Company’s financial results before the publication of the Company’s quarterly earnings press releases. In addition, the Audit Committee reviews and discusses with management the Company’s proxy materials for each annual meeting of shareholders prior to the filing and distribution of such materials.

In accordance with NYSE requirements, the Audit Committee has overseen the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These procedures, which are incorporated into the Company’s Code of Business Conducts and Ethics (the “Code”), include an anonymous telephone hotline pursuant to which Company employees may report, on a confidential basis, concerns regarding questionable accounting or auditing matters. The head of the Internal Audit department regularly reports to the Audit Committee on complaints or concerns received by the Company pursuant to the Code or through the telephone hotline and the actions taken by the Company in response. In addition, the chair of the compliance committee that administers the Code reports periodically to the Audit Committee on the administration of the Code.

The Audit Committee has adopted a written policy setting out procedures and standards for the review and approval or ratification of significant transactions with the Company in which related parties (including directors and executive officers) have a material interest. The purpose of these policies and procedures is to identify and evaluate transactions or other arrangements which could create conflicts of interest, raise independence concerns or require public disclosure. The Audit Committee reports all of its findings to the Board of Directors.

The independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Disclosures with Audit Committees) and the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee considered whether the auditors’ provision of services to the Company beyond those rendered in connection with the audit and review of the Company’s financial statements was compatible with maintaining their independence. The Audit Committee has concluded that such services did not compromise the independence of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with management the assessment and report by management on the effectiveness of the Company’s internal control over financial reporting as of May 3, 2009, which management is required to perform under Section 404 of the Sarbanes-Oxley Act and related rules. The Audit Committee has also reviewed and discussed with the independent auditors their review and report on the Company’s internal control over financial reporting. Each of these reports has been published in the Company’s Annual Report on Form 10-K for the year ended May 3, 2009 and included in the Company’s Annual Report to Shareholders for fiscal 2009. Throughout fiscal 2009, the Audit Committee received regular reports from management, the internal auditors and the independent auditors regarding management’s plan for testing controls and the results of such testing.

The Audit Committee has reviewed with both management and the independent auditors the Company’s audited financial statements for the fiscal year ended May 3, 2009. This review included discussions with the independent auditors of matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Auditing Standards 89 and 90. The review also included discussions with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in the financial statements, including the disclosures related to critical accounting policies.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 3, 2009 for filing with the Securities and Exchange Commission. The Audit Committee also selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending May 2, 2010.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young LLP has been carried out in accordance with generally accepted auditing standards.

Audit Committee

John T. Schwieters, Chairman

Frank S. Royal, M.D.

Melvin O. Wright

PROPOSAL 2

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK

FROM 200 MILLION TO 500 MILLION

The Board of Directors has unanimously approved, and recommends to the shareholders that they adopt, an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock.

Our Articles of Incorporation currently provide for 201 million authorized shares of capital stock, consisting of one million authorized shares of preferred stock and 200 million authorized shares of common stock. Of the 200 million currently authorized shares of common stock, as of June 29, 2009, 143,576,842 shares were outstanding, 49,555,400 shares were reserved for issuance in connection with the debt financing discussed below and 6,103,600 shares were reserved for issuance under our stock incentive plans. A balance of 764,158 authorized but unissued shares of common stock remained available and unreserved for future use.

The proposed amendment would amend Section 3.1 of our Articles of Incorporation to increase the number of authorized shares of common stock to 500 million. The form of the proposed amendment is attached to this proxy statement as Exhibit A.

Purpose and Effect of the Amendment

On July 8, 2008, we issued $400 million aggregate principal amount of 4.00% Convertible Senior Notes due 2013. In connection with the sale of the convertible notes, we also entered into warrant transactions in which we sold warrants to acquire shares of our common stock. In connection with the issuance of the convertible notes and warrants, we reserved 22,922,600 shares of common stock for issuance under the convertible notes and 26,632,800 shares of common stock for issuance under the warrants. In addition, we agreed to use our best efforts to obtain approval from our shareholders to increase the number of authorized but unissued shares of common stock so that we would be able to reserve an additional 8,632,800 shares for issuance under the warrants. Until we succeed in obtaining the approval for such increase and reserving the additional shares for issuance under the warrants, we must reserve solely for issuance under the warrants any additional authorized but unissued shares of our common stock that (i) we, or our subsidiaries, repurchase, acquire or otherwise receive, (ii) we previously reserved for issuance for other transactions that cease to be so reserved and (iii) we authorize for issuance that are not reserved for other transactions.

In addition to satisfying our contractual obligation to seek the authorization of additional shares, the Board believes that the adoption of this proposal will enable us to promptly and appropriately respond to business opportunities that may require the issuance of shares. These opportunities may include, but are not limited to, stock-based financings, acquisition transactions involving the issuance of common stock, issuances of common stock under the Company’s stock incentive plans, stock splits or dividends and the issuance of common stock for other general corporate purposes. Given the extremely limited number of shares currently available for issuance, we may not be able to take advantage of these business opportunities without first obtaining shareholder approval for an increase in the authorized number of shares of common stock. The cost, prior notice requirements and delay involved in obtaining shareholder approval at the time that corporate action may become necessary, could eliminate the opportunity to effect the action or reduce the expected benefits. The Board has no current intention to authorize the issuance of additional shares for such purposes.

The Board of Directors does not believe an increase in the number of authorized shares of our common stock would significantly affect the ability of another party to attempt to gain control of us. However, it is possible that an increase in authorized shares could render more difficult under certain circumstances or discourage an attempt by a person to obtain control of us by allowing the issuance of shares that would dilute the share ownership of such person or otherwise make it difficult for such person to obtain any required shareholder approval for a proposed transaction for control. The Board has no current intention to authorize the issuance of additional shares for such purposes and is not aware of any present attempt to obtain control of us or otherwise accumulate our common stock.

The authorization of the additional shares would not, by itself, have any effect on the rights of shareholders. However, holders of common stock have no preemptive rights to acquire additional shares of common stock, such that the issuance of additional shares could have a dilutive effect on earnings per share and the voting power of existing shareholders at the time of the issuance. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

Unless otherwise required by applicable law or regulation, the additional shares of common stock will be issuable without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board. However, the New York Stock Exchange, on which the common stock is listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including acquisition transactions, where the present or potential issuance of shares could result in an increase of 20 percent or more in the number of shares of common stock outstanding.

If the shareholders approve the proposed amendment, the Company will file Articles of Amendment of Articles of Incorporation with the State Corporation Commission of the Commonwealth of Virginia shortly after the Annual Meeting and the amendment will become effective when the State Corporation Commission issues a certificate of amendment.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the Articles of Incorporation.

PROPOSAL 3

APPROVAL OF AMENDMENT TO

THE SMITHFIELD FOODS, INC.

2008 INCENTIVE COMPENSATION PLAN

The Board of Directors has unanimously approved, and recommends to the shareholders that they adopt, an amendment to the Smithfield Foods, Inc. 2008 Incentive Compensation Plan (the “2008 Plan”) to increase the number of shares of common stock reserved for issuance by eight million, to increase the maximum number of shares that may be allocated to awards granted to an individual participant during any single taxable year from 500,000 to one million and to increase the maximum number of shares that can be issued under awards other than stock options and stock appreciation rights from one million to five million.

We currently have insufficient shares of common stock authorized under our Articles of Incorporation to effect the proposed increase in the shares reserved under the 2008 Plan. Therefore, the proposed amendment is subject not only to shareholder approval but also to the approval by the shareholders and effectiveness of Proposal 2, which provides for the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of our common stock.

The 2008 Plan is intended to promote our long-term stability and financial success by attracting and retaining key employees and other service providers, rewarding our key employees for the achievement of performance goals that may be attached to their incentives, and aligning the interests of our key employees with those of our shareholders. The 2008 Plan is also intended to allow performance-based compensation and other forms of stock-based compensation to our employees and service providers. It includes provisions for making awards to directors and consultants.

The 2008 Plan was adopted by the shareholders at the 2008 Annual Meeting. As originally adopted, the 2008 Plan provided a reserve for issuance of two million shares of our common stock plus the remaining shares of common stock previously reserved for issuance under the Smithfield Foods, Inc. 1998 Stock Incentive Plan (the “Prior Plan”), which terminated at the 2008 Annual Meeting. We were precluded from proposing a greater number of reserved shares in connection with the adoption of the 2008 Plan because most of our authorized but unissued shares were reserved for other purposes, including the 2008 debt financing discussed in Proposal 2.

As of July 17, 2009, only 3,135,777 shares of our common stock remained available for future awards under the 2008 Plan. The Board of Directors believes that the proposed increase in the reserve under the 2008 Plan is necessary for the Company to be able to continue utilizing the 2008 Plan as an integral part of its efforts to attract and retain key employees and other service providers. The Board of Directors also believes that it is appropriate to increase proportionately the maximum number of shares that may be issued under awards other than stock options and stock appreciation rights. In determining the size of the proposed increase in the reserve under the 2008 Plan and the proposed increase in the maximum number of shares that may be allocated to an individual participant during any single taxable year, the Board of Directors considered the significant decrease in the market price of our common stock that has occurred since the 2008 Plan was proposed to the shareholders for adoption at the 2008 Annual Meeting.

The following summary of the 2008 Plan as proposed to be amended is qualified in its entirety by the full text of the 2008 Plan, which is filed as Exhibit 10.1 to Form 8-K filed with the SEC on September 3, 2008, and the form of the proposed amendment, which is attached to this proxy statement as Exhibit B.

Eligibility and Administration

All present and future employees and other service providers of ours are eligible to receive incentive awards under the 2008 Plan. An employee or other service provider who receives an award becomes a participant in the 2008 Plan. Also, all present and future non-employee directors of ours are eligible to receive director awards under the 2008 Plan. We estimate that we have approximately 58,100 employees (30 of whom are officers), approximately five service providers other than employees, and 12 non-employee directors who are eligible for awards under the 2008 Plan.

Unless otherwise determined by the Board of Directors, the Compensation Committee (the “Committee”) administers the 2008 Plan with respect to awards for employees and other service providers. The Committee has the power and complete discretion to select service providers to receive incentive awards and to determine for each service provider the nature of the incentive award and the terms and conditions of each incentive award. The non-employee members of the Board of Directors have these same powers and responsibilities with respect to non-employee director and consultant awards.

The 2008 Plan is intended to comply with the provisions of SEC Rule 16b-3 and allows for awards that are intended to meet the requirements for performance-based compensation under Internal Revenue Code Section 162(m). Awards under the 2008 Plan that constitute nonqualified deferred compensation are intended to meet the requirements of Internal Revenue Code Section 409A.

Types of Awards that may be Granted under the 2008 Plan

The 2008 Plan authorizes a variety of types of equity- and cash-based awards to provide flexibility in the compensation program.

Employees and other service providers may receive the following types of incentive awards under the 2008 Plan: performance grants, performance shares, restricted stock awards, performance share units, restricted stock units, incentive stock options, nonstatutory stock options, and stock appreciation rights.

Non-employee directors and consultants may receive the following types of director awards under the 2008 Plan: restricted stock awards, restricted stock units, performance share units, nonstatutory stock options, stock appreciation rights, vested shares, and deferred units.

Amount of Stock Available for Awards

Ten million shares of our common stock will be reserved for issuance under the 2008 Plan plus any remaining shares authorized for issuance under the Prior Plan as of the date of the 2008 Annual Meeting. The maximum number of shares that can be issued under awards other than options and stock appreciation rights will be five million. The maximum number of shares under incentive awards granted to any one individual in any calendar year is one million. The maximum annual cash payment that can be made to any one individual under a performance grant may not exceed the greater of two million dollars or three percent of our net income before income taxes, incentive payments and accounting for minority interests for the year for which the performance grant is made. Shares of our common stock allocable to options, restricted stock or other awards or any portions thereof previously granted under the Prior Plan that expire, are forfeited, or otherwise terminate unexercised will be added to the shares reserved for issuance under the 2008 Plan and may be used for new awards under the 2008 Plan.

If an award under the 2008 Plan is forfeited, terminates or expires unexercised, any unissued shares allocable to that award may be used for a new award under the 2008 Plan. Shares exchanged in payment of an option exercise price or retained to satisfy applicable withholding taxes may not be subjected to new awards and the cash proceeds from option exercises cannot be used to purchase open-market shares for reuse under the 2008 Plan. The number of shares that may be issued under the 2008 Plan will be proportionately adjusted in the event of a recapitalization event like a stock dividend, stock split or other similar event affecting our common stock. The 2008 Plan prohibits option repricing without shareholder approval except in connection with a recapitalization event.

Our common stock is traded on the New York Stock Exchange under the symbol “SFD.” On June 29, 2009, the closing price per share was $13.81.

Performance Grants

Performance grants are rights to receive cash or shares of our common stock subject to the achievement of pre-established performance goals. Performance grants are specifically designed to qualify as “performance-based compensation” for purposes of Internal Revenue Code Section 162(m).

Performance goals for performance grants are required to use objective and quantifiable performance criteria. The 2008 Plan permits the use of a wide variety of performance measures to provide flexibility in the design of the executive compensation program while preserving the deductibility of awards under Internal Revenue Code Section 162(m). The permissible performance measures are:

•     market value of our common stock

•     pre-tax profits

•     unit production costs

•     asset growth

•     pre-tax earnings

•     debt to equity ratio

•     earnings per share

•     revenues

•     operating income

•     operating costs and efficiencies

•     operating cash flow

•     net income, before or after taxes

•     net income before income taxes, incentive payments and accounting for minority interest

•     return on total capital, equity, revenue or assets

•     market share

•     unit production and sales volume

•     earnings before interest, taxes, depreciation, rent and amortization expenses

•     earnings before interest, taxes, depreciation and amortization

•     earnings before interest and taxes

•     any of the prior measures or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue or return on total capital

•     net earnings

•     profit margin

•     operating margin

•     operating income

•     net worth

•     cash flow

•     cash flow per share

•     total shareholder return

•     revenues

•     capital expenditures

•     improvements in capital structure

•     industry indices

•     expenses and expense ratio management

•     debt reduction

•     profitability of an identifiable business unit or product

•     levels of expense, cost or liability by category, operating unit or any other delineation

Performance criteria may be measured with respect to our performance as a company or the performance of any of our related companies, subsidiaries, divisions, or business units, or any individual, on an operating or GAAP basis where applicable, including or excluding nonrecurring or extraordinary items where applicable, or relative to a defined peer group of companies or an index.

The Committee will set target and maximum amounts payable under the performance grant. Performance grants must be made prior to the ninetieth day of the period for which the performance grant relates or, if less, before the completion of 25 percent of the period. The Committee may not increase the amounts payable upon achievement of the performance goals after the start of a performance period, but may reduce or eliminate the payments.

A performance grant is paid only upon certification by the Committee that the performance goals with respect to the award are met. The Committee may provide that a performance grant may be paid prior to the attainment of performance goals only in the event of a service provider’s death, disability or a change in control. Payments under a performance grant can be in cash, shares of our common stock, or a combination of both.

Performance Shares

Performance shares are shares of our common stock that will be issued if performance goals established by the Committee are attained.

Performance share awards may be designed to qualify as “performance-based compensation” for purposes of Internal Revenue Code Section 162(m), in which case the awards will be subject to the same requirements that performance grants are subject to. Otherwise, performance goals and other terms and conditions of the awards may be set by the Committee in its discretion.

Restricted Stock & Vested Share Awards

Restricted stock awards are shares of our common stock issued subject to service- and/or performance-based restrictions on transferability. The Committee (or, in the case of director awards, the Board of Directors) determines the restrictions as well as the conditions under which the restrictions may lapse. Restriction periods generally must be no less than three years in length for service-based restrictions (six months for director awards) and one year in length for performance-based restrictions. The participant will generally forfeit the shares if he or she separates from service before the end of the period or if the applicable performance goals, if any, are not satisfied. However, the Committee (or, in the case of director awards, the Board of Directors) may, in its discretion, provide for accelerated removal of the restrictions upon such events as the participant’s disability, death, retirement, involuntary termination of employment or the occurrence of a change in control.

Holders of restricted stock have other rights of shareholders during the restricted period, including the right to vote the shares and receive dividends thereon. Cash dividends will generally be paid to the restricted stock holder at the time the dividend is otherwise paid to our shareholders of record, while stock dividends will generally be credited to the restricted stock holder as additional shares of restricted stock, subject to the same restrictions on transferability as the shares with respect to which the dividends were paid.

Vested share awards are shares of our common stock issued without any restrictions on transferability, other than restrictions necessary to comply with applicable securities laws.

Performance Share Units, Restricted Stock Units & Deferred Units

Performance share units and restricted stock units are rights to receive shares of our common stock (or cash in lieu of the shares) subject to service- and/or performance-based vesting conditions. Performance share units are similar to performance shares except that the Committee can decide whether to issue payment in shares of our common stock, cash or both when the performance conditions are satisfied. Restricted stock units are similar to restricted stock except that shares of our common stock are not issued (or cash in lieu of the shares is not paid) until on or after the time when the vesting conditions are satisfied, as determined by the Committee or, with respect to director awards, the Board of Directors. Restriction periods generally must be no less than three years in length for service-based restrictions (six months for director awards) and one year in length for performance-based restrictions. The participant will generally forfeit the shares if he or she separates from service before the end of the period or if the applicable performance goals, if any, are not satisfied. Performance share units and restricted stock units may be settled in shares of our common stock, in cash, or in a combination of both, or the Committee (or, with respect to director awards, the Board of Directors) may reserve the right to determine the method of settlement at the time the award is settled.

Holders of performance share units and restricted stock units generally will not have other rights of shareholders until the shares have been issued and all requirements to the issuance have been satisfied, including the right to vote the shares and receive dividends thereon. The Committee (or, in the case of director awards, the Board of Directors) may, in its discretion, provide that a participant be entitled to receive dividend equivalents on outstanding performance share units and restricted stock units. The dividend equivalents may be paid in cash, credited to the participant as additional performance share units or restricted stock units, or a fixed combination of cash and performance share units or restricted stock units. The payment of dividend equivalents with respect to performance share units is subject to the same performance conditions as apply to the underlying performance share units.

Deferred units are similar to restricted stock units, except that deferred units are immediately vested from the date of grant and are payable at some future date. Further, under procedures established by the Board of Directors, a non-employee director may elect to defer the payment of cash retainer, meeting and other fees paid in connection with his or her service on the Board of Directors for any plan year that would otherwise be payable and receive in its place deferred units.

Options & Stock Appreciation Rights

The 2008 Plan authorizes grants of incentive stock options or nonstatutory stock options. Incentive stock options are designed to qualify for favorable tax treatment under Internal Revenue Code Section 422, while nonstatutory stock options are not. The exercise price of either type of option may not be less than 100 percent of the fair market value per share of our common stock covered by the option on the date the option is granted. Fair market value is the closing price per share of our common stock as reported by the New York Stock Exchange on the date on which the value of our common stock must be determined (or if the date is not a trading day, on the most recent prior trading day).

Options may be exercised at the times specified by the Committee. The maximum term of any option is ten years from the date of grant. Incentive stock options may not be exercised after the first to occur of (i) ten years from the date of grant, (ii) three months from the participant’s termination of employment for reasons other than death or disability, or (iii) one year from the participant’s termination of employment due to death or disability.

The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the 2008 Plan or any other similar plan we maintain is limited to $100,000 for each participant. A participant may pay the purchase price of an option in cash, or, if the participant’s option award so permits, by having us withhold shares sufficient to pay the exercise price, by delivering shares owned by the participant, or, unless prohibited by law, by exercising in a broker-assisted transaction.

Options may not be repriced without shareholder approval except in connection with a recapitalization event and otherwise generally may not be materially modified after the date of grant or extended or renewed beyond their original terms. The Committee may suspend the right to exercise an option any time it determines that the issuance of our common stock would violate any securities or other laws and may provide that the exercise period be tolled during any period of suspension.

Stock appreciation rights are similar to nonstatutory options except that, rather than paying an exercise price to exercise the stock appreciation rights, the excess of the fair market value of our common stock covered by the stock appreciation right on the date of settlement over the fair market value of our common stock on the date of grant is distributed to the participant. Stock appreciation rights may be settled in cash or in shares of our common stock or a combination of both, or the Committee (or, with respect to director awards, the Board of Directors) may reserve the right to determine the method of settlement at the time of settlement.

Stock appreciation rights may be exercised in whole or in part at the times specified by the Committee. The maximum term of any stock appreciation right is ten years from the date of grant. For participants receiving our common stock upon exercise of a stock appreciation right, such participants generally will not have other rights of shareholders until the shares of our common stock have been issued and all requirements to the issuance have been satisfied, including the right to vote the shares and receive dividends thereon.

Stock appreciation rights may be granted in tandem with nonstatutory options. When the participant exercises either the option or the stock appreciation right, the other part of the tandem award is cancelled without payment.

Change of Control

The Committee (or, in the case of director awards, the Board of Directors) may, in its discretion, provide that the restrictions on certain awards will expire upon the occurrence of a Change of Control or a Qualifying Change of Control. A “Change of Control” is defined in the 2008 Plan to include generally:

•	the acquisition, other than from Smithfield, by a person or group of 20% of the outstanding shares of common stock or 20% of the combined voting power of our then outstanding voting securities,

•

the current directors (and any directors whose election or nomination for election is approved by a majority of the incumbent directors) cease to constitute at least a majority of the Board of Directors,

•

consummation of a reorganization, merger or consolidation if the owners of our common stock and voting securities immediately prior to such transaction do not own more than 50% of our outstanding shares of common stock and the combined voting power of the outstanding voting securities resulting from such transaction, or

•	consummation of a complete liquidation or dissolution of Smithfield or the sale of all or substantially all of our assets.

A “Qualifying Change of Control” is defined to include generally the events described on page 43 of this proxy statement under the heading “Estimated Payments Upon Severance or Change-In-Control—Performance Share Units.”

Transferability of Awards

Participants’ interests in performance grants, performance shares, performance share units, restricted stock units, deferred units and stock appreciation rights are not transferable prior to payment, settlement or exercise of the awards, as the case may be. Restricted stock is not transferable until the restrictions have lapsed or been removed. Nonstatutory stock options are transferable only to the extent provided by the Committee (or, with respect to director awards, the Board of Directors) in the award agreement and permitted by applicable securities laws. Incentive stock options are not transferable except by will or the laws of descent and distribution.

Amendment of the 2008 Plan and Awards

The Board of Directors may amend the 2008 Plan from time to time as it deems advisable and may terminate the 2008 Plan at any time. Amendments to increase the total number of shares of our common stock reserved under the 2008 Plan or that otherwise constitute material changes to the 2008 Plan under applicable tax or securities laws or the listing standards of the New York Stock Exchange require shareholder approval. The Board of Directors must obtain the consent of a participant to an amendment that adversely affects a participant’s rights under an outstanding award. However, the Board of Directors may unilaterally amend the 2008 Plan and awards with respect to participants to ensure compliance with applicable laws and regulations.

Federal Income Tax Consequences

Generally, a participant in the 2008 Plan will not incur federal income tax when he initially receives a performance grant, performance share, performance share unit, restricted stock unit, deferred unit, incentive stock option, nonstatutory stock option or stock appreciation right. A participant generally will not incur federal income tax when he is awarded a share of restricted stock unless the participant makes a valid election under Internal Revenue Code Section 83(b) with respect to the award.

If a service provider makes a valid election under Internal Revenue Code Section 83(b) with respect to an award of restricted stock, the participant generally will recognize ordinary income equal to the fair market value of the stock subject to the award on the date of grant. The amount included in income will become the participant’s basis in the shares. If the participant is an employee, this income is subject to applicable tax withholding by his employer. The participant generally will not recognize any additional income at the time the restrictions lapse. Any profit or loss realized on the later sale or exchange of the stock relative to the participant’s basis in the shares will be capital gain or loss.

If the participant does not make a valid election under Internal Revenue Code Section 83(b), the participant generally will recognize compensation income with respect to the restricted stock equal to the fair market value of the stock subject to the award at the time or times the restrictions lapse. The amount included in income will become the participant’s basis in the shares. If the participant is an employee, this income is subject to applicable tax withholding by his employer. Any profit or loss realized on the later sale or exchange of the stock relative to the participant’s basis in the shares will be capital gain or loss.

Upon exercise of a nonstatutory stock option, a participant generally will recognize ordinary income equal to the difference between the fair market value of the stock acquired on the date of the exercise and the exercise price. Generally, the amounts will be included in the participant’s gross income in the taxable year in which exercise occurs. The purchase price paid by the participant plus the amount included in income will become the participant’s basis in the shares. If the participant is an employee, this income is subject to applicable tax withholding by his employer. Any profit or loss realized on the later sale or exchange of the stock relative to the participant’s basis in the shares will be capital gain or loss.

Upon exercise of an incentive stock option, a participant generally will not recognize income subject to tax, unless the participant is subject to the alternative minimum tax. The purchase price paid by the participant will become the participant’s basis in the shares. If the participant holds the stock purchased upon exercise of an incentive stock option until the later of two years after the option was awarded to the participant or one year after the stock was issued to the participant, then any profit or loss realized on the later sale or exchange of the stock relative to the participant’s basis in the shares will be capital gain or loss. If the participant sells or exchanges the stock prior to expiration of the holding period, the participant generally will recognize ordinary income at the time of the sale or exchange equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized upon the sale or exchange) over the exercise price. This income will become the participant’s new basis in the shares. Any additional profit or loss relative to this basis will be capital gain or loss.

If the grant agreement so provides, a participant may pay the exercise price of a nonstatutory stock option or an incentive stock option by delivery of shares of our common stock. Usually when a participant delivers shares of our common stock in satisfaction of all or any part of the exercise price, no taxable gain is recognized on any appreciation in the value of the delivered shares, unless the shares were previously acquired upon the exercise of an incentive stock option and the applicable holding period with respect to the shares has not expired. In that case, the participant will recognize ordinary income with respect to the delivered shares in accordance with the principles described above. Special rules apply to determine the basis of shares of our common stock purchased upon the exercise of an option by the delivery of previously owned shares.

A vested share award will generally be treated as ordinary income to the participant at the time of the award. Payment under a performance grant, performance share award, performance share unit award, restricted stock unit award, deferred unit award or upon settlement of a stock appreciation right will also generally be treated as ordinary income to the participant at the time of payment or settlement of the award. If payment or settlement is made in shares of our common stock, then the amount includible in income will be equal to the fair market value of the shares on the date of payment. The amount included in income will become the participant’s basis in the shares. If the participant is an employee, then this income is subject to applicable tax withholding by his employer. Any profit or loss realized on the later sale or exchange of the stock relative to the participant’s basis in the shares will be capital gain or loss.

Assuming that a participant’s compensation is otherwise reasonable and that the statutory limitations on compensation deductions (including the limitations under Internal Revenue Code Sections 162(m) and 280G) do not apply, we usually will be entitled to a business expense deduction when and for the amount which a participant recognizes ordinary compensation income in connection with an incentive award, as described above. We generally do not receive a deduction in connection with the exercise of an incentive stock option, unless the participant disposes of the stock purchased on exercise in violation of the holding period requirements.

The discussion above is subject to the general federal tax doctrines of constructive receipt and economic benefit and to the applicable provisions of Internal Revenue Code Section 409A. If at any time a participant is in constructive receipt of an incentive award or receives the economic benefit of the award, the participant may incur federal tax liabilities with respect to the award earlier than the times and in a character other than the characters described above.

In addition, if at any time the 2008 Plan, any incentive award under the 2008 Plan, or any arrangement required to be aggregated with the 2008 Plan or any incentive award under the 2008 Plan fails to comply with the applicable requirements of Internal Revenue Code Section 409A, all amounts (including earnings) deferred under the 2008 Plan or the award for the taxable year and all preceding taxable years by any participant with respect to whom the failure relates are includible in that participant’s gross income for the taxable year, to the extent the amounts are not subject to a substantial risk of forfeiture and have not previously been included in the participant’s gross income. These amounts are also subject to an additional income tax equal to twenty percent of the amount required to be included in gross income and to interest equal to the underpayment rate specified by the Internal Revenue Service plus one percentage point, imposed on the underpayments that would have occurred had the compensation been included in income for the taxable year when first deferred, or if later, when no longer subject to a substantial risk of forfeiture.

This summary of Federal income tax consequences associated with awards under the 2008 Plan does not purport to be complete. There may also be state, local, and foreign income or other taxes applicable to awards.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” the amendment to the 2008 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to securities issuable, or available for issuance, under our equity compensation plans as of May 3, 2009.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,668,703	$25.41	4,274,897
Equity compensation plans not approved by security holders	0	N/A	0

Total	1,668,703	$25.41	4,274,897

PROPOSAL 4

RATIFICATION OF

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending May 2, 2010 and is submitting this matter to the shareholders for their ratification. Ernst & Young has served as the Company’s independent auditors since May 3, 2002. One or more representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next fiscal year ending May 1, 2011. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2010 to stand unless the Board of Directors finds other reasons for making a change.

Pre-Approval Policy and Procedures

The services performed by Ernst & Young in fiscal 2009 were pre-approved in a manner consistent with the Audit Committee’s pre-approval policy and procedures. The policy requires that all services to be performed by the independent auditors be pre-approved either on a case-by-case basis by the Audit Committee or its delegate or on a categorical basis based on the Audit Committee’s prior approval of a specific category of service and the expected cost thereof. Any request for services involving less than $100,000 may be approved by the Chairman of the Audit Committee if it is not practicable to obtain the approval of the full committee, provided that any such approval is presented to the full Audit Committee at its next scheduled meeting.

Audit and Other Fees

Audit Fees. The aggregate fees billed by Ernst & Young for audit services (audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, statutory audits of certain foreign subsidiaries, and assistance with and review of SEC filings, including consents and comment letters) for fiscal 2009 and fiscal 2008 were $3,737,064 and $4,686,861, respectively.

Audit-Related Fees. The aggregate fees billed by Ernst & Young in fiscal 2009 and fiscal 2008 for audit-related services not otherwise reported in the preceding paragraph (due diligence services and accounting education and training) were $3,380 and $86,945, respectively.

Tax Fees. The aggregate fees billed by Ernst & Young in fiscal 2009 and fiscal 2008 for tax return preparation and tax planning services were $954,826 and $1,412,230, respectively.

All Other Fees. There were no other fees billed by Ernst & Young in fiscal 2009 or fiscal 2008 for any other services. None of the services provided by Ernst & Young consisted of financial information systems design or implementation services.

Recommendation

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending May 2, 2010.

PROPOSAL 5

SHAREHOLDER PROPOSAL

We have been advised that People for the Ethical Treatment of Animals (“PETA”) of 501 Front St., Norfolk, VA 23510 (owning 478 shares of common stock) intends to present the following resolution at the Annual Meeting of Shareholders. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

2009 Smithfield Foods Shareholder Resolution

RESOLVED that shareholders encourage the Board of Directors to disclose by January 2010—via Smithfield Foods’ Web site and/or its next Corporate Social Responsibility report—a timeline for phasing out the use of gestation crates at company-owned and contract facilities, including benchmarks for becoming “crate-free.”

Support Statement

Gestation crates are used to individually confine pregnant sows; the crates are typically so small that animals cannot turn around or lie down comfortably in them. In January 2007, a Wall Street Journal article announced Smithfield’s decision to stop using gestation crates in its company-owned facilities by 2017. Smithfield’s annual report, filed June 26, 2008, cites animal welfare as one reason for making this decision. The report sates, “In January 2007 (fiscal 2007), we announced a program to phase out individual gestation stalls at our sow farms…. [T]his decision … was made as a result of the desire to be more animal-friendly….”

However, despite setting a timeframe for all company-owned facilities to become crate-free, Smithfield has neither disclosed its timeline for making the transition nor publicly committed to requiring its dedicated contract facilities to become crate-free. As such, Smithfield customers (and shareholders) are unable to adequately discern what amount of crate-free pork will be available from Smithfield.

Why is this important? Numerous corporations have made the decision to give purchasing preference to crate-free pork suppliers and/or increase purchases of crate-free pork. Among these companies are Wendy’s, Quiznos, Burger King, Harris Teeter, Winn-Dixie, Safeway, and CKE Restaurants (which operates Hardee’s and Carl’s Jr.). And according to the above-mentioned Wall Street Journal articles, “Smithfield says its customers, including McDonald’s Corp. and Wal-Mart Stores Inc., have been increasingly asking the company to get rid of crates.” The article goes on to quote Dennis Treacy, Smithfield’s vice president of environmental and corporate affairs, who stated that customers have expressed “their desire to have a different form of sow housing.”

Additionally, this is a matter of significant social importance, as demonstrated by California voters’ overwhelming decision in November 2008 to pass a law banning gestation crates in the state.

Because major corporations—as well as Smithfield’s own customers—are now demanding crate-free pork, it would be in shareholders’ best interests to vote in favor of this proposal, which would provide disclosure regarding the amount of crate-free pork that Smithfield will have available going forward.

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

We pride ourselves on our commitment to being the industry leader in animal welfare practices. Under our animal welfare policies, the Company and each of its subsidiaries involved with the production or processing of live animals are required to provide, among other things, shelter that is designed, maintained and operated to provide a physical environment that meets the animals’ needs and ensures their well-being. Extensive research into sow housing indicates that both gestation stalls and group pens provide for the well-being of pregnant sows.

Our pursuit of improvement in animal welfare practices, as well as our desire to address the concerns and needs of our customers, led us to announce in January 2007 a ten-year program to phase out individual gestation stalls at all company-owned sow farms and to replace them with group housing. We estimate that the total cost of the transition will be approximately $300 million. Since we made our announcement, we have begun preliminary work necessary to determine the best possible group housing approach for each of our approximately 275 company-owned sow farms. Some of our farms will require extensive retrofits and reconfiguration and many may require new permits from state agencies in order to make any significant changes. The determination has not yet been made as to how best to implement the conversion at each individual farm. To date, we have completed group housing conversions at two existing farms in North Carolina and Colorado and have a newly built facility in Milford, Utah. The Utah facility includes two new 5,000-hog housing sites where sows have access to individual stalls to eat, drink and rest, but can also move into a more open pen area. Due to recent significant operating losses incurred by our hog production segment, we have delayed capital expenditures for the program such that we no longer expect to complete the phase-out within ten years of the original announcement. However, we remain committed to implementing the program as soon as economic conditions improve.

PETA proposes that we disclose a timeline for the transition including “benchmarks” for becoming crate-free. We believe the proposal is impractical and not in the best interests of the Company or our shareholders. We are currently operating in an erratic and unpredictable industry and general economic environment. Over the past two fiscal years, we have suffered significant losses in our hog production segment. Further, we are currently focused on driving operating efficiencies and debt reduction with limited, near-term capital expenditures. In these uncertain times, it is not possible for us to predict with any reliability exactly when the funds necessary to carry out this transition will become available.

Because of the specific requirements and potential permits for each farm, the general economic conditions currently facing the country and the specific recent economic circumstances of our hog production group, we believe that any specific timeline we were to create and disclose for the transition would be unreliable and potentially misleading as well as a poor use of management resources. We remain committed to making this transition and will continue to survey our farms to determine what needs to be done at each facility to make the transition. However, in addition to our commitment to being an industry leader in animal welfare practices, we are also committed to the profitability of the Company and maximizing shareholder value. Therefore, we need to remain flexible in order to implement the project as the economic condition of our hog production operations improves and our cash flows permit.

Our on-going commitment to animal welfare is further illustrated by our hog production group’s announcement that it is on schedule to complete the certification and farm site assessment components of the Pork Quality Assurance Plus (PQA Plus) program for all of its company-owned and contract grower-owned swine production farms in the United States by September 2009. PQA Plus is an enhanced version of the pork industry’s comprehensive quality assurance program. PQA Plus certification is an important component of a broad commitment that our hog production group has made to the U.S. pork industry’s Statement of Ethical Principles. These principles include a commitment to:

•	produce safe food;

•	protect and promote animal well-being;

•	ensure practices to protect public health;

•	safeguard natural resources;

•	provide a safe work environment; and

•	contribute to a better quality of life in our communities.

As you consider this shareholder proposal, we think that it is important to consider the proponent. On PETA’s website, the first heading in its 2008 annual review reads “ANIMALS ARE NOT OURS TO EAT.” You may be wondering why PETA is one of our shareholders. PETA has answered this question in the past by proudly proclaiming that it has purchased stock in us and other meat processors, restaurant chains and grocers to be able to make shareholder presentations and proposals for annual meetings.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

Proposals of shareholders intended to be presented at our 2010 Annual Meeting must be received by Michael H. Cole, our Secretary, for inclusion in our proxy statement and form of proxy relating to that meeting by March 29, 2010 at the address listed below. Shareholders should refer to the Securities and Exchange Commission rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

Other Shareholder Proposals

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia, 23430.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice of such intent to Michael H. Cole, our Secretary, by delivery or by mail at the address shown above. To be timely, a shareholder’s notice for nominations to be made at the 2010 Annual Meeting must be received (i) on or after May 1, 2010 and before June 1, 2010 if the annual meeting is to be held during the months of August and September, 2010 or (ii) with respect to any other annual meeting or special meeting for which the Board of Directors gives notice that directors are to be elected, the close of business on the tenth day following the date of public disclosure of the date of that meeting. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as one of our directors, if elected.

A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in our proxy statement for such meeting) must give timely written notice of such intent to Michael H. Cole, our Secretary, at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder’s notice of such business to be brought before the 2010 Annual Meeting must be received: (i) on or after May 1, 2010 and before June 1, 2010 if the annual meeting is to be held during the months of August and September, 2010; or (ii) with respect to any other annual meeting, the close of business on the tenth day following the date of public disclosure of the date of that annual meeting. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

With respect to shareholder proposals not included in our proxy statement for the 2010 Annual Meeting, the persons named in the Board’s proxy for the 2009 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 3, 2009, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE
SECRETARY

July 27, 2009

EXHIBIT A

AMENDMENT TO

ARTICLES OF INCORPORATION

ARTICLE III

AUTHORIZED SHARES

3.1 Number and Designation. The number and designation of shares that the Corporation shall have authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Preferred	1,000,000	$1.00
Common	500,000,000	$0.50

A-1

EXHIBIT B

AMENDMENT TO

SMITHFIELD FOODS, INC.

2008 INCENTIVE COMPENSATION PLAN

Set forth below is the text of the proposed amendment which would amend Section 4(a) of the Smithfield Foods, Inc. 2008 Incentive Compensation Plan in its entirety:

(a) Reserve. Subject to Section 16 of the Plan, there shall be reserved for issuance under the Plan an aggregate of ten million (10,000,000) shares of Company Stock, which shall be authorized but unissued shares plus any remaining shares authorized for issuance under the Smithfield Foods, Inc. 1998 Stock Incentive Plan, effective as of July 1, 1998 (the “Prior Plan”) as of the Effective Date. Any shares subject to an award under the Prior Plan outstanding as of the Effective Date that expire, are forfeited or otherwise terminate unexercised shall be added to the shares reserved for issuance under the Plan.

Set forth below is the text of the proposed amendment which would amend Section 4(d) of the Smithfield Foods, Inc. 2008 Incentive Compensation Plan in its entirety:

(d) Plan Limits. All of the shares of Company Stock that may be issued under this Plan may be issued upon the exercise of Options that qualify as Incentive Stock Options. No more than five million (5,000,000) shares of Company Stock may be issued under the Plan under Non-Option Awards, provided that any shares that are issuable under Non-Option Awards that expire, are forfeited, or terminate unexercised shall not count against this limit. No more than one million (1,000,000) shares may be allocated to Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any single Taxable Year. The amount payable under a Performance Grant to any Participant for a Taxable Year may not exceed the greater of two million dollars or three percent of the Company’s net income before income taxes, incentive payments and accounting for minority interests for the year for which the Performance Grant is made.

B-1

Smithfield

000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on August 26, 2009. Vote by Internet Log on to the Internet and go to www.envisionreports.com/SFD Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 123456 C0123456789 12345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 - 4 and AGAINST Proposal 5. For Withhold 01 - Joseph W. Luter, III 04 - Paul S. Trible, Jr. For Withhold 02 - Wendell H. Murphy For Withhold 03 - C. Larry Pope + For Against Abstain 2. Proposal to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 500,000,000. 4. Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending May 2, 2010. For Against Abstain 3. Proposal to approve an amendment to the Smithfield Foods, Inc. 2008 Incentive Compensation Plan, which, among other things, increases the number of shares of common stock reserved for issuance by eight million. 5. Shareholder proposal requesting a timeline for transitioning to group pens. 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C PLEASE SIGN EXACTLY AS NAME APPEARS HEREIN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL TITLE AS SUCH. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U PX 0 2 2 7 3 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 012Y4B

Driving Instructions to Williamsburg Lodge From Interstate 64, take exit 238 onto Route 143 East. Follow Route 143 to the second traffic light and bear right onto Route 132 (Henry Street). Continue on Henry Street through the Historic Area. At the third traffic light, turn left onto Francis Street. Turn right on the second street (South England); the Lodge is immediately on the right. There is a parking lot on the left, across the street from the Lodge. If that parking lot is full, continue down South England Street and turn right at the next street (Newport Avenue). Take the very next right into the parking garage, which is located underneath Tazewell Hall. Street Address: Williamsburg Lodge, 310 South England Street, Williamsburg, VA 23185 2009 ADMISSION TICKET Smithfield Foods, Inc. 2009 ANNUAL MEETING OF SHAREHOLDERS Wednesday, August 26, 2009 2:00 p.m. Williamsburg Lodge 310 South England Street Williamsburg, Virginia 23185 THIS TICKET WILL ADMIT TWO PERSONS THIS TICKET IS NON-TRANSFERABLE PLEASE HAVE PHOTO IDENTIFICATION READY IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Smithfield Proxy — SMITHFIELD FOODS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints C. Larry Pope and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on August 26, 2009 or any adjournments thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4 AND “AGAINST” PROPOSAL 5. The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto. Please mark, sign, date and return the proxy card using the enclosed envelope.